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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
R-B RUBBER PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	1)	Title of each class of securities to which transaction applies: Common stock, no par value, of R-B Rubber Products, Inc.
	2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        (i)  $2.80 cash per share with respect to 967,125 outstanding shares of common stock (the number of outstanding shares of common stock not owned by Dash Multi-Corp.,  Inc.), and (ii) the difference between $2.80 and the exercise prices of outstanding options to purchase an aggregate of 360,240 shares of common stock.

	4)	Proposed maximum aggregate value of transaction: $2,998,876
	5)	Total fee paid: $599.78
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid: $
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

R-B RUBBER PRODUCTS, INC.
904 East 10th Avenue
McMinnville, Oregon 97128

                , 2002

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders of R-B Rubber Products, Inc. to be held at                        , Oregon, on                         ,                         , 2002 at                .m., local time, to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 13, 2002, among Dash Multi-Corp., Inc., a Missouri corporation, R-B Acquisition Corp., an Oregon corporation and wholly-owned subsidiary of Dash, and R-B Rubber, and the transactions contemplated by that agreement. The merger agreement proposes that R-B Acquisition Corp. will be merged into R-B Rubber, which will result in R-B Rubber becoming a wholly-owned subsidiary of Dash. As described in detail in the enclosed proxy statement, upon the closing of the merger:

  (a)
  each share of our common stock issued and outstanding at the effective time of the merger (other than shares as to which dissenters' rights of appraisal are perfected under applicable law and shares owned directly or indirectly by Dash) will be converted into the right to receive a cash payment of $2.80 per share as consideration;

  (b)
  each share of our common stock owned directly or indirectly by Dash will remain outstanding after the merger and represent a share of R-B Rubber, as the surviving corporation of the merger; and

  (c)
  each option to acquire our common stock with an exercise price less than $2.80 per share will be converted into the right to receive the difference between $2.80 per share and the exercise price of the option multiplied by the number of shares covered by the option.

        As a result of the merger, you will no longer own any shares of our common stock or the stock of any successor to R-B Rubber. The Agreement and Plan of Merger is attached as Annex A to the enclosed proxy statement.

        A special committee of our board of directors has considered the merger agreement and the proposed merger. In connection with its evaluation, the special committee retained Grace Advisors, Inc. to give an opinion as to the fairness, from a financial point of view, to the shareholders, other than Dash, of the consideration that they would receive in connection with the merger. Grace Advisors, Inc. gave its oral opinion to the special committee prior to the special board meeting held on August 13, 2002 to consider the merger agreement that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in the opinion, the consideration to be received by the shareholders, other than Dash, in connection with the transaction was fair from a financial point of view. Grace Advisors, Inc. delivered a written opinion as of the date of this proxy statement that confirms its earlier opinion. You should carefully read the written opinion of Grace Advisors, Inc. that is attached as Annex B to the enclosed proxy statement. The special committee unanimously recommended that the board of directors approve the merger agreement.

        The board of directors, based in part on the recommendation of the special committee, has determined that the merger agreement and the related transactions are in the best interest of R-B Rubber and its shareholders. The board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the related transactions.

        Approval of the merger agreement and the related transactions by the holders of a majority of the outstanding shares of common stock is a condition to the completion of the proposed merger. Dash, which owns approximately 70% of R-B Rubber's outstanding common stock, has informed us that it intends to vote its shares in favor of the approval of the merger agreement and the related transactions. As a result, we anticipate that the merger agreement and the related transactions will be approved. You are encouraged to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

        On behalf of the board of directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the special meeting. If you later decide to attend the special meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the special meeting, you may do so and your proxy will have no further effect. If you sign and return your proxy without indicating your choice, your shares will be voted for the approval of the merger agreement.

By order of the Board of Directors
Marvin S. Wool Chairman of the Board of Directors

        This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities Exchange Commission or any state securities commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

R-B RUBBER PRODUCTS, INC.
904 East 10th Avenue
McMinnville, Oregon 97128

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                        , 2002

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of R-B Rubber Products, Inc. will be held at                                                 , Oregon, on            ,            , 2002 at                                    .m., local time, to consider and vote upon the following proposals:

1.
To approve an Agreement and Plan of Merger, dated as of August 13, 2002, among Dash Multi-Corp., Inc., a Missouri corporation, R-B Acquisition Corp., an Oregon corporation and wholly-owned subsidiary of Dash, and R-B Rubber, and the transactions contemplated by that agreement, under which:

(a)
R-B Acquisition Corp. will be merged into R-B Rubber, which will result in R-B Rubber becoming a wholly-owned subsidiary of Dash;

(b)
each share of our common stock issued and outstanding at the effective time of the merger (other than shares with respect to which dissenters' rights of appraisal are perfected under applicable law and shares owned directly or indirectly by Dash) will be converted into the right to receive a cash payment of $2.80 per share as consideration;

(c)
each share of our common stock owned directly or indirectly by Dash will remain outstanding after the merger and represent a share of stock of R-B Rubber, as the surviving corporation of the merger; and

(d)
each option to acquire our common stock with an exercise price less than $2.80 per share will be converted into the right to receive the difference between $2.80 and the exercise price of the option multiplied by the number of shares covered by the option.

2.
To transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

        Enclosed are the following items relating to the special meeting and the merger:

  (1)
  proxy statement;

  (2)
  proxy card; and

  (3)
  a pre-addressed return envelope for the proxy card.

        Please read carefully the enclosed proxy statement and the copy of the merger agreement that appears as Annex A to the proxy statement. The proxy statement describes the proposed merger and the transactions entered into in connection with the merger. The board of directors unanimously recommends that you vote "FOR" approval of the merger agreement and the related transactions.

        The board of directors has fixed the close of business on                        , 2002 as the record date for determination of the shareholders entitled to notice of and to vote at the special meeting or any adjournment of the special meeting. Any action may be taken on the foregoing proposal at the special meeting on the date specified above or on any date or dates to which, by original or later adjournment, the special meeting may be adjourned.

        Sections 60.551 to 60.594 of the Oregon Revised Statutes provide that each holder of common stock will have the right to dissent from the merger and to demand a determination of the fair value of the shareholder's shares in the event the merger agreement is approved and the merger consummated. For a summary of the dissenters' rights and the procedures required to perfect the dissenters' rights, see "Terms of the Proposed Merger—Dissenters' Rights" in the enclosed proxy statement. A copy of

Sections 60.551 to 60.594 of the Oregon Revised Statutes is attached as Annex C to the enclosed proxy statement.

        We request that you complete and sign the enclosed proxy card which is solicited by the board of directors and mail it promptly in the enclosed envelope. The proxy may be revoked at any time before the vote at the special meeting by following the procedures set forth in the enclosed proxy statement. Failure to return the enclosed proxy card or to vote at the special meeting will have the same effect as a vote against the merger.

By order of the Board of Directors
Gregory J. Divis President and Director

McMinnville, Oregon
                        , 2002

R-B RUBBER PRODUCTS, INC.
904 East 10th Avenue
McMinnville, Oregon 97128

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
INTRODUCTION

        This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of R-B Rubber Products, Inc. to be used at a special meeting of shareholders to be held at                                                 , Oregon, on            ,            , 2002 at                            .m., local time, and at any adjournment or postponement of the special meeting. At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 13, 2002, among Dash Multi-Corp, Inc., a Missouri corporation, R-B Acquisition Corp., an Oregon corporation and wholly-owned subsidiary of Dash, and R-B Rubber, and the transactions contemplated by that agreement. The merger agreement proposes that R-B Acquisition Corp. will be merged into R-B Rubber, with R-B Rubber as the surviving corporation. As a result of the merger, R-B Rubber will become a wholly-owned subsidiary of Dash. The Agreement and Plan of Merger is attached as Annex A to this proxy statement.

        The merger agreement provides that, at the effective time of the merger, each share of our common stock, no par value per share, outstanding immediately before the merger's effective time (other than shares the holders of which have perfected dissenters' rights of appraisal and shares owned directly or indirectly by Dash) will be cancelled and converted into the right to receive a cash payment of $2.80 per share. Each share of our common stock owned directly or indirectly by Dash will continue to represent one share of common stock of R-B Rubber as the surviving corporation of the merger. In addition, at the effective time of the merger, all of our outstanding options which have an exercise price less than $2.80 per share will be cancelled and converted into the right to receive the difference between $2.80 and the exercise price of the option multiplied by the number of shares of common stock covered by the option. Outstanding options which have an exercise price of $2.80 or greater per share will be terminated and no consideration will be paid to the optionholders. As a result of the merger, you will no longer hold any shares of our common stock or the stock of any successor to R-B Rubber.

        Only shareholders of record as of the close of business on                        , 2002, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. The accompanying notice of special meeting and this proxy statement, together with the enclosed proxy card, are being mailed to shareholders of record on or about                        , 2002.

        The last sale price of the common stock as reported on the Nasdaq Small-Cap Market on August 12, 2002, the last business day prior to the announcement of the signing of the merger agreement, was $1.53 per share. The last reported sale price of the common stock on                        , 2002, the latest practicable date prior to the mailing of this proxy statement, was $                        per share.

        A special committee of R-B Rubber's board of directors has considered the merger agreement and the proposed merger and the related transactions. In connection with its evaluation, the special committee retained Grace Advisors, Inc. to render an opinion as to the fairness, from a financial point of view, to R-B Rubber's shareholders, other than Dash, of the consideration to be received by them in connection with the merger. Grace Advisors, Inc. rendered its oral opinion to the special committee before the special board meeting held on August 13, 2002 to consider the merger agreement that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in the opinion, the consideration to be received by the shareholders of R-B Rubber, other than Dash, in connection with the transaction was fair from a financial point of view. Grace Advisors, Inc. delivered a written opinion as of the date of this proxy statement that confirms its earlier opinion. You should carefully read the written opinion of Grace Advisors, Inc. that is attached as Annex B to this proxy statement. The special committee unanimously recommended that the board of directors approve the merger agreement and the related transactions.

        The board of directors, based in part on the recommendation of the special committee, has determined that the merger agreement and the related transactions are in the best interest of R-B Rubber and its shareholders. The board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the related transactions.

        Approval of the merger agreement and the related transactions by the holders of a majority of the outstanding shares of common stock is a condition to the completion of the proposed merger. Dash, which owns approximately 70% of the outstanding common stock, has informed us that it intends to vote its shares in favor of the approval of the merger agreement and the related transactions. As a result, we anticipate that the merger agreement and the related transactions will be approved. You are encouraged to read this proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

        All information contained in this proxy statement with respect to Dash and its subsidiaries and R- B Acquisition Corp. has been supplied by Dash, and all information with respect to R-B Rubber and its subsidiaries has been supplied by R-B Rubber.

Important: Please return your proxy promptly. An addressed envelope is enclosed for your convenience.
No postage is required if mailed in the United States.

        Please do not send in any stock certificates or option agreements at this time. We will send detailed instructions to shareholders for surrendering their stock certificates and option agreements as soon as practicable after the merger becomes effective.

QUESTIONS AND ANSWERS ABOUT THE MERGER	4
SUMMARY TERM SHEET	6
FORWARD-LOOKING STATEMENTS	13
SELECTED CONSOLIDATED FINANCIAL DATA	14
SPECIAL FACTORS	14
Background of the Merger	14
Certain Effects of the Merger	18
Recommendation of the Special Committee	18
Recommendation of the Board of Directors; Reasons for the Merger	18
Opinion of Financial Advisor	20
MEETING INFORMATION	27
Date, Time and Place	27
Voting Rights	27
Solicitation of Proxies	28
TERMS OF THE PROPOSED MERGER	28
General	28
Description of the Merger	28
Vote Required	29
Interests of Certain Persons in the Merger	29
Financing of the Merger	31
Exchange of Stock Certificates and Settlement of Options	31
Dissenters' Rights	32
Effective Time	34
Material Federal Income Tax Consequences	34
Representations and Warranties	35
Conditions to the Merger	36
No Solicitation	37
Conduct of Business Pending the Merger	37
Termination of the Merger Agreement	39
Amendment and Waiver	40
Expenses	40
Accounting Treatment	41
Regulatory Approvals	41
R-B RUBBER PRODUCTS, INC.	41
General	41
Recent Developments	41
Subsidiary	41
Market Areas	42
Competition	42
Employees	42
Directors and Officers	43
Market Price and Dividend Policy	44
Transactions with Dash	44
Common Stock Purchases by Dash	45
DASH MULTI-CORP., INC.	45
General	45
Subsidiaries	45
Directors and Officers	46
R-B ACQUISITION CORP.	47
STOCK OWNERSHIP OF R-B RUBBER PRODUCTS, INC.	47
SHAREHOLDER PROPOSALS	48
WHERE YOU CAN FIND MORE INFORMATION	49
INFORMATION INCORPORATED BY REFERENCE	49
ANNEXES
Annex A—Agreement and Plan of Merger	A-1
Annex B—Opinion of Grace Advisors, Inc.	B-1
Annex C—Dissenters' Rights Statute	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers highlight the most important aspects of the merger, but do not cover all of the information in this proxy statement. You should read this entire proxy statement carefully.

Q:
What will happen in the merger?

A:
A wholly-owned subsidiary of Dash will merge into R-B Rubber. R-B Rubber will continue as the surviving corporation and will become a wholly-owned subsidiary of Dash.

Q:
What will I receive in the merger?

A:
If you do not exercise your dissenters' rights, you will receive a cash payment of $2.80 for each share of common stock that you own immediately prior to the merger. Only shares of common stock that are held directly or indirectly by Dash will continue to exist as R-B Rubber's common stock after the merger. In addition, each option that you own with an exercise price less than $2.80 per share will be cancelled and you will receive, for each option, the difference between $2.80 and the exercise price of the option for each share of common stock covered by the option. As a result of the merger, you will not own any shares of common stock or options of R-B Rubber or any successor to R-B Rubber.

Q:
Why is the board of directors recommending that I vote to approve the merger agreement?

A:
The board of directors, based in part on the recommendation of the special committee, has determined that the merger agreement and the related transactions are in the best interest of R-B Rubber and its shareholders other than Dash. To review the background of and reasons for the merger in greater detail, see "Special Factors—Recommendation of the Board of Directors; Reasons for the Merger" and "Terms of the Proposed Merger—Background of the Merger."

Q:
Why was the special committee formed?

A:
Our board consists of seven directors, three of whom also are officers of Dash or its subsidiaries other than R-B Rubber and two of whom are officers of R-B Rubber. In view of that fact, the board of directors formed the special committee of two directors who are not otherwise affiliated with Dash or R-B Rubber to represent your interests in evaluating and negotiating the merger agreement. The members of the special committee are Lawrence J. Young and Leland B. Curtis. These directors are not employees of or otherwise affiliated with either R-B Rubber or Dash. The special committee selected and retained Grace Advisors, Inc., independent financial advisors, to assist it in the consideration of the proposed merger and the merger agreement. Following its consideration of a number of factors, including the opinion of Grace Advisors, Inc. that the consideration to be received by the shareholders other than Dash is fair, from a financial point of view, the special committee unanimously recommended that the board of directors approve the merger agreement. You can find further details about the special committee under "Terms of the Proposed Merger—Special Committee."

Q:
What are the advantages and disadvantages of the merger to me?

A:
You will receive an immediate cash payment for your shares of common stock. That cash payment will be taxable to you. You will not have the opportunity to participate in R-B Rubber's future earnings and growth, but you will not bear the risk of any decrease in R-B Rubber's stock price. To further review the advantages and disadvantages of the merger, see "Special Factors—Recommendations of the Board of Directors; Reasons for the Merger."

Q:
Does R-B Acquisition Corp. have the financial resources to pay for the common stock?

A:
The aggregate consideration payable to the shareholders and optionholders of R-B Rubber in the merger is approximately

  $3.0 million. Under the terms of the merger agreement, Dash will loan the merger consideration to R-B Acquisition Corp. to complete the merger. Dash represented in the merger agreement that it has sufficient cash on hand to loan the merger consideration to R-B Acquisition Corp. There is no financing condition to the completion of the merger.

Q:
When and where is the special meeting?

A:
The special meeting will be held on                        ,                         , 2002 at                            .m., local time, at                        , Oregon.

Q:
Who can vote at the special meeting?

A:
You may vote at the special meeting if you owned shares of common stock at the close of business on                        , 2002.

Q:
How many votes are required to approve the merger agreement?

A:
Approval of the merger agreement and the related transactions requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Dash owns approximately 70% of our outstanding common stock. Dash has informed us that it intends to vote in favor of approval of the merger agreement and the related transactions and, therefore, you should expect that the merger agreement and the related transactions will be approved at the special meeting.

Q:
What rights do I have if I oppose the merger?

A:
Under Oregon law, you are entitled to dissenters' rights. If you do not vote in favor of the merger and you properly elect to exercise your dissenters' rights as described under "Terms of the Proposed Merger—Dissenters' Rights," you may receive the "fair value" of your shares of common stock. The fair value could be equal to, less than or more than $2.80 per share.

Q:
What do I need to do now if I want to approve the merger?

A:
Please complete and sign the enclosed proxy card and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must follow the procedures of the bank, broker or other financial institution in voting your shares.

Q:
What do I do if I want to change my vote?

A:
Send in a notice of revocation or a later-dated, signed proxy card to the secretary of R-B Rubber before the special meeting or attend the special meeting in person, revoke your proxy and vote your shares. If your shares are held in street name, you must follow the procedures of the bank, broker or other financial institution to revoke your proxy.

Q:
Should I send in my stock certificates or option agreements now?

A:
No. After the merger is completed, we will mail you written instructions explaining how to obtain the merger consideration and the option consideration. Please do not send in your stock certificates or option agreements with your proxy.

Q:
Who can help answer my questions?

A:
If you have any questions about the matters addressed in this proxy statement or if you need additional copies of this proxy statement, you should contact:

R-B Rubber Products, Inc.
904 East 10th Ave.
McMinnville, Oregon 97128
Attention: Donald Overturf
Telephone: (503) 472-4691

SUMMARY TERM SHEET

        The following is a brief summary of the proposed merger and merger agreement. This summary is not a complete or comprehensive description of the merger. For additional information, you should read the more detailed information contained elsewhere in this proxy statement and in the annexes to this proxy statement, including the merger agreement. You should read this entire proxy statement and its annexes before casting your vote.

Description of the Merger

        The merger agreement provides for the acquisition of R-B Rubber by Dash by means of the merger of R-B Acquisition Corp. into R-B Rubber. This will result in R-B Rubber becoming a wholly-owned subsidiary of Dash. Upon the closing of the merger:

  •
  each share of our common stock issued and outstanding at the effective time of the merger (other than shares as to which dissenters' rights of appraisal are perfected under applicable law and shares owned directly or indirectly by Dash) will be converted into the right to receive a cash payment of $2.80 per share;

  •
  each share of our common stock owned by Dash will remain outstanding after the merger and represent a share of R-B Rubber, as the surviving corporation of the merger; and

  •
  each option to acquire our common stock with an exercise price less than $2.80 per share will be converted into the right to receive the difference between $2.80 and the exercise price of the option multiplied by the number of shares covered by the option.

        As a result of the merger, you will no longer own any shares of common stock or options of R-B Rubber or any successor to R-B Rubber.

        See "Terms of the Proposed Merger—Description of the Merger."

Information Relating to the Special Meeting

        The special meeting of shareholders will be held on            , 2002 at                            .m., local time, at                        , Oregon. At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve the merger agreement and the related transactions, as a result of which R-B Rubber will become a wholly-owned subsidiary of Dash by means of the merger. Only shareholders of record as of the close of business on                        , 2002, the record date, are entitled to receive notice of and to vote at the special meeting. See "Meeting Information."

Certain Effects of the Merger

        The merger constitutes a "going private" transaction under the U.S. securities laws. Following the merger:

  •
  R-B Rubber will be the surviving corporation of merger;

  •
  our common stock will no longer be publicly traded or quoted on the Nasdaq Small-Cap Market; and

  •
  we will no longer be required to file periodic and other reports with the U.S. Securities and Exchange Commission, or SEC, and we will formally terminate our reporting obligations under the Securities Exchange Act of 1934, as amended.

        See "Terms of the Special Factors—Certain Effects of the Merger."

Recommendation of the Special Committee

        Our board consists of seven members, three of whom also are officers of Dash or its subsidiaries other than R-B Rubber and two of whom are officers of R-B Rubber. In view of that fact, the board of directors formed the special committee of two outside directors to represent your interests in evaluating and negotiating the merger agreement. The members of the special committee are Lawrence J. Young and Leland B. Curtis. These directors are not employees or otherwise affiliated with R-B Rubber or Dash. In connection with its evaluation, the special committee retained Grace Advisors, Inc. to give an opinion as to the fairness, from a financial point of view, to R-B Rubber's shareholders, other than Dash, of the consideration to be received by them in connection with the merger. Grace Advisors, Inc. gave its oral opinion to the special committee prior to the special board meeting held on August 13, 2002 to consider the merger agreement that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in the opinion, the consideration to be received by the shareholders, other than Dash, in connection with the transaction was fair from a financial point of view. Grace Advisors, Inc. delivered its written opinion confirming its earlier opinion as of the date of this proxy statement. Following its consideration of a number of factors, including the opinion of Grace Advisors, Inc., the special committee unanimously recommended that the board of directors approve the merger agreement and the related transactions. See "Special Factors—Recommendation of the Special Committee."

Recommendation of the Board of Directors; Reasons for the Merger

        The board of directors, based in part on the recommendation of the special committee, has unanimously determined that the merger and the related transactions are in the best interest of R-B Rubber and its shareholders and unanimously recommends a vote "FOR" the proposal to approve the merger agreement and the transactions contemplated by that agreement. In determining that the merger is in the best interest of R-B Rubber's shareholders, the board of directors and the special committee, in consultation with their legal and financial advisors, considered numerous factors, including those factors that support the merger as well as those that may weigh against it. In addition, the board of directors considered the recommendation of the special committee. The board of directors believes that these factors supported its determination to approve and recommend that the shareholders approve the merger agreement.

        In the course of reaching their respective decisions to recommend to the board of directors and to the shareholders the approval of the merger agreement and the transactions contemplated by that agreement, certain of the positive factors considered by the board of directors and the special committee include, but are not limited to, the following:

  •
  the value being offered to the shareholders in relation to the market value, book value and earnings per share of the common stock during a period prior to announcement of the merger;

  •
  the solicitation and negotiation process preceding the merger agreement;

  •
  the value of the merger consideration in relation to anticipated returns to shareholders through continued operation as an independent entity, including the likelihood that R-B Rubber would have to access additional capital resources to grow its business significantly;

  •
  the opinion of the financial advisor to the special committee that the consideration to be received by the shareholders, other than Dash, is fair to the shareholders from a financial point of view;

  •
  the ability of the board of directors to consider superior proposals; and

  •
  the likelihood of the completion of the transactions contemplated by the merger agreement because Dash has sufficient cash on hand to fund the merger consideration.

        The special committee also considered the potential adverse factors of the proposed merger, including, but not limited to:

  •
  following the closing of the merger, the shareholders, other than Dash, will cease to participate in the future growth of R-B Rubber, if any, or benefit from increases, if any, in the value of R-B Rubber; and

  •
  the merger is a taxable transaction for shareholders.

        See "Special Factors—Recommendation of the Board of Directors; Reasons for the Merger."

Opinion of Financial Advisor

        The special committee retained Grace Advisors, Inc. to provide it with financial advisory services. The special committee requested that Grace Advisors, Inc. render its opinion with respect to the fairness, from a financial point of view, to R-B Rubber's shareholders of the consideration to be received in the merger. Grace Advisors, Inc. rendered its oral opinion to the special committee before the special board meeting held on August 13, 2002 to consider the merger agreement. In its opinion, Grace Advisors, Inc. concluded that, from a financial point of view, the consideration to be offered to the shareholders, other than Dash, in the merger was fair. Grace Advisors, Inc. delivered a written opinion confirming its earlier opinion as of the date of this proxy statement. The written opinion sets forth a description of the assumptions made and matters considered by Grace Advisors, Inc. and contains certain limitations and qualifications. A copy of the written opinion is attached as Annex B, and the description in this proxy statement is qualified in its entirety by reference to the attached opinion. For additional information, see "Special Factors—Opinion of Financial Advisor" and the opinion attached as Annex B.

Vote Required

        Approval of the merger agreement and the related transactions requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. You are entitled to one vote per share of common stock held as of the record date. As of the record date, we had                        shares of common stock issued and outstanding held of record by approximately                        shareholders. Dash, which owns approximately 70% of our outstanding common stock, has advised us that it intends to vote its shares in favor of the approval of the merger agreement and the related transactions. In addition, each of our directors and executive officers has indicated his intention to vote for the approval of the merger agreement and the related transactions. As a result, we anticipate that the merger agreement and the related transactions will be approved. See "Terms of the Proposed Merger—Vote Required."

Interests of Certain Persons in the Merger

        Several members of the board of directors have interests in the merger that are different from the interests of our shareholders generally. Marvin S. Wool, our Chairman, Gregory J. Divis, our President and a director, and Sandon L. Wool, a director, are all affiliates of Dash. Substantially all of Dash's outstanding stock is owned by Marvin S. Wool and trusts for the benefit of his family. Certain directors and executive officers also will be entitled to receive a cash payment based on their ownership of shares of common stock and options. The merger agreement also contains provisions for the continuation of director and officer liability insurance and indemnification of each director and officer for a period of three years following the closing of the merger agreement. In addition, after the special committee reported on the merger agreement and the related party transactions, R-B Rubber's board voted to pay each of the members of the special committee $10,000 for his service on the special committee. See "Terms of the Proposed Merger—Interests of Certain Persons in the Merger" and "Special Factors—Background of the Merger."

Financing of the Merger

        The total consideration payable to the shareholders and optionholders of R-B Rubber in the merger is approximately $3.0 million. Under the terms of the merger agreement, Dash will loan the merger consideration to R-B Acquisition Corp. to complete the merger. Dash represented in the merger agreement that it has sufficient cash on hand to loan the merger consideration to R-B Acquisition Corp. There is no financing condition to the completion of the merger. See "Terms of the Proposed Merger—Financing of the Merger."

Exchange of Stock Certificates and Settlement of Options

        It is currently anticipated that American Securities Transfer & Trust, Inc. will serve as exchange agent to receive stock certificates of R-B Rubber and to send cash payments to the shareholders of R-B Rubber. Promptly following the closing date of the merger, the exchange agent will send a form of letter of transmittal to each shareholder which will describe the procedures for surrendering stock certificate(s) in exchange for the merger consideration. Upon receipt of the certificate(s) and properly completed letters of transmittal, the exchange agent will make the appropriate cash payment within approximately 20 business days. The exchange agent also will send a letter of transmittal to each holder of an option which will describe the procedures for obtaining the option consideration for the option. No interest will accrue on the merger consideration or option consideration after the effective time. See "Terms of the Proposed Merger—Exchange of Stock Certificates and Settlement of Options."

Please do not send in any stock certificates or option agreements at this time.

Dissenters' Rights

        Under Oregon law, dissenters' rights of appraisal are available to shareholders of R-B Rubber who comply with the statutory procedures for requesting appraisal in connection with the merger. Among other requirements, shareholders desiring to exercise their rights of appraisal must make a written demand for appraisal prior to the shareholder vote on the merger agreement. A vote against the merger will not constitute a written demand. Shareholders who return an executed blank proxy will be deemed to have voted in favor of the merger agreement and to have waived their dissenters' rights of appraisal. For more information regarding Dissenters' Rights, see "Terms of the Proposed Merger—Dissenters' Rights."

Effective Time

        The effective time of the merger will occur when the Secretary of State of the State of Oregon issues a Certificate of Merger. The parties will use their best efforts to cause the Certificate of Merger to be issued on the closing date of the merger agreement. Under the merger agreement, the closing date of the merger will occur on the date specified by Dash within five business days following the date on which each of the conditions to the merger have been satisfied or waived. For more detailed information regarding the effective time of the merger, see "Terms of the Proposed Merger—Effective Time."

Material Federal Income Tax Consequences

        All shareholders should read carefully the discussion in "Terms of the Proposed Merger—Material Federal Income Tax Consequences" and other sections of this proxy statement. Shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under applicable tax laws.

        The receipt of cash by a shareholder in exchange for shares of common stock of R-B Rubber in the merger will be a taxable transaction to the shareholder for federal income tax purposes. In general, a shareholder who receives cash in the merger in exchange for shares of common stock will recognize gain or loss equal to the difference, if any, between (a) the merger consideration and (b) the shareholder's tax basis in the shares of common stock. The gain or loss will be treated as long-term capital gain or loss if the shareholder has held the shares for more than 12 months. Each holder of an option to acquire common stock who receives a cash payment equal to the difference between $2.80 per share and the exercise price of the option will realize ordinary income to the extent of the cash received. For more detailed information regarding the material federal income tax consequences, see "Terms of the Proposed Merger—Material Federal Income Tax Consequences."

Representations and Warranties

        The merger agreement contains the usual representations and warranties made in connection with business combinations, including representations and warranties relating to, among other things:

  •
  organization and qualification to do business;

  •
  authority to enter into the merger agreement;

  •
  the absence of any conflict with or violation of applicable law;

  •
  accuracy of the information to be included in this proxy statement and the Schedule 13E-3; and

  •
  absence of brokers.

In addition, R-B Rubber makes additional representations and warranties with respect to the shareholder vote required to approve the merger agreement and the receipt of the fairness opinion from Grace Advisors, Inc. Dash also makes representations and warranties with respect to its possession of sufficient cash on hand to fund the merger consideration. For more detailed information regarding representations and warranties, see "Terms of the Proposed Merger—Representations and Warranties."

Conditions of the Merger

        The merger agreement includes a number of conditions which must be satisfied before the merger may be completed, including the approval of the merger agreement and the related transactions by the required vote of R-B Rubber's shareholders. As discussed above, Dash, which owns approximately 70% of the outstanding common stock of R-B Rubber, has advised us that it intends to vote its shares in favor of the approval of the merger agreement. As a result, we anticipate that the merger agreement and the related transactions will be approved. If the shareholders do not approve the merger agreement and the related transactions, the merger cannot be completed. While no definitive plans have been formulated as to what course of action would be pursued if we do not obtain shareholder approval, our board of directors presently intends to continue the operation of R-B Rubber as an independent entity. The material conditions to the merger are more fully described in "Terms of the Proposed Merger—Conditions to the Merger."

No Solicitation

        The merger agreement contains provisions that may have the effect of discouraging competing proposals to acquire or merge with R-B Rubber. We are obligated to promptly inform Dash of our receipt of any competing proposal and the substance of the proposal. If the board of directors receives an unsolicited proposal from a third party for a business combination or transaction and it believes it would be a breach of its fiduciary duties to the shareholders not to pursue the proposal, we may terminate the merger agreement before the shareholders vote on the merger if we pay Dash a termination fee of $200,000. See "Terms of the Proposed Merger—No Solicitation."

Conduct of Business Pending the Merger

        We have agreed that we will conduct our business in the ordinary course and preserve our business intact before the closing of the merger. Among other things, the merger agreement provides that we will not, without the prior written consent of Dash:

  •
  issue any shares of common stock or options;

  •
  increase the compensation to certain individuals;

  •
  enter into agreements that require an annual payment in excess of $10,000; or

  •
  commit any act or fail to do any act which would cause a breach of any of our contracts.

        In the merger agreement, Dash and R-B Acquisition Corp. also made certain agreements as to their conduct prior to the closing of the merger, including, but not limited to, agreeing that neither of them will take any action that would render untrue any of their respective representations and warranties that are contained in the merger agreement.

        For further information, see "Terms of the Proposed Merger—Conduct of Business Pending the Merger."

Termination of the Merger Agreement

        The merger agreement provides that either party may terminate the merger agreement upon written notice to the other party if:

  •
  the merger has not been completed by March 1, 2003, except that the party responsible for the delay will not have the right to terminate the merger agreement;

  •
  R-B Rubber's shareholders do not approve the merger agreement and the transactions contemplated by that agreement by the requisite vote at the special meeting or any adjournment of that meeting;

  •
  R-B Rubber and Dash mutually agree to terminate the merger agreement;

  •
  there is a breach of any of the representations or warranties or a material breach of any of the agreements of Dash or R-B Rubber; or

  •
  any of the conditions to the obligations of either party are not satisfied on or prior to the closing of the merger.

        Dash may also terminate the merger agreement prior to the effective time of the merger if the board of directors of R-B Rubber withdraws or modifies its approval and recommendation that the shareholders approve the merger agreement and the related transactions in any manner adverse to Dash.

        If the board of directors receives an unsolicited proposal from a third party for a business combination or transaction and it believes it would be a breach of its fiduciary duties to the shareholders not to pursue the proposal, we may terminate the merger agreement before the shareholders vote on the merger if we pay Dash a termination fee of $200,000.

        For additional information, see "Terms of the Proposed Merger—Termination of the Merger Agreement."

Amendment and Waiver

        The parties may jointly amend or modify the merger agreement in writing. However, the parties may not amend or modify the merger agreement to change the amount or form of merger consideration or option consideration after the shareholders have approved the merger agreement. In addition, each party may waive its right to require the other party to comply with the terms and conditions of the merger agreement. For additional information, see "Terms of the Proposed Merger—Amendment and Waiver."

Expenses

        The merger agreement provides that each party will pay all of its own expenses related to the transactions contemplated by the merger agreement. We will pay the cost of sending out this proxy statement. For additional information, see "Terms of the Proposed Merger—Expenses."

Accounting Treatment

        Dash will account for the merger and the related transactions under the purchase method of accounting as required by Accounting Principles Board Opinion No. 16, Business Combinations. For additional information, see "Terms of the Proposed Merger—Accounting Treatment."

Regulatory Approvals

        Neither Dash nor R-B Rubber is aware of any material governmental or regulatory approval required for completion of the merger, other than compliance with the relevant federal and state securities laws and the corporate laws of Oregon. For additional information, see "Terms of the Proposed Merger—Regulatory Approvals."

Business of R-B Rubber Products, Inc.

        R-B Rubber is a vertically integrated recycler of scrap tires and manufacturer of rubber products. It processes discarded tires into high quality crumb rubber and then uses this material to manufacture durable rubber mats, protective surfaces and various other rubber products. R-B Rubber is an Oregon corporation. R-B Rubber has one wholly-owned subsidiary, RB Recycling, Inc., located in Portland, Oregon.

        At July 31, 2002, R-B Rubber reported, on a consolidated basis, total assets of $10.4 million, total liabilities of $3.6 million and shareholders' equity of $6.9 million.

        R-B Rubber's executive offices are located at 904 East 10th Ave., McMinnville, Oregon 97128, and its main telephone number is (503) 472-4691.

        For additional information, see "R-B Rubber Products, Inc."

Business of Dash Multi-Corp, Inc.

        Through its various subsidiaries, Dash manufactures and markets polyvinyl chloride and urethane systems, urethane raw materials, carpet underlayment and backing, non-slip textiles and coated fabrics for marine and outdoor applications. The majority of Dash's sales are derived from manufacturing polyvinyl chloride and urethane raw materials which are sold to customers throughout the United States. Dash is a Missouri corporation organized in 1973. Dash is a privately-owned company; substantially all of its outstanding stock is owned by Marvin S. Wool and trusts for the benefit of his family. Dash currently owns 2,267,146 shares, or approximately 70%, of the outstanding common stock of R-B Rubber.

        At July 31, 2002, Dash reported, on a consolidated basis, total assets of $59.3 million, total liabilities of $19.2 million and total shareholders' equity of $40.1 million.

        The executive offices of Dash are located at 2500 Adie Road, Maryland Heights, Missouri 63043, and its main telephone number is (314) 432-3200.

        For additional information, see "Dash Multi-Corp., Inc."

Business of R-B Acquisition Corp.

        R-B Acquisition Corp. is an Oregon corporation and a wholly-owned subsidiary of Dash. R-B Acquisition Corp. has conducted no business operations and was formed in June 2002 solely to complete the merger. At the time of the merger, R-B Acquisition Corp. will merge into R-B Rubber and will cease to exist as a separate corporation.

        The executive offices of R-B Acquisition Corp. are located at 904 East 10th Ave., McMinnville, Oregon 97128, and its main telephone number is (503) 472-4691.

FORWARD-LOOKING STATEMENTS

        This proxy statement contains statements relating to future events that are subject to risks and uncertainties. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates," "projects," "intends" or similar expressions. You should understand that actual events could differ materially from those expressed in any forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Except as otherwise required by applicable securities law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

        The following table presents selected consolidated financial information for R-B Rubber at the dates and for the periods indicated. The financial information as of December 31, 1997, 1998, and 1999 and April 30, 2001 and 2002 and for the years then ended and as of April 30, 2000 and for the four months then ended was derived from R-B Rubber's audited consolidated financial statements. R-B Rubber's consolidated financial statements as of April 30, 2001 and 2002 and for the fiscal years then ended are included in R-B Rubber's Form 10-KSB for the fiscal year ended April 30, 2002, which accompanies this proxy statement. R-B Rubber's consolidated financial statements as of July 31, 2002 and for the three months then ended are included in R-B Rubber's Form 10-QSB for the quarter ended July 31, 2002, which accompanies this proxy statement. The unaudited selected consolidated financial information as of and for the three months ended July 31, 2001 and 2002 reflects all adjustments which are, in the opinion of management, necessary for a fair presentation and of a normal recurring nature. Results for the three months ended July 31, 2002 do not necessarily indicate results for the entire fiscal year. You should read this financial information in conjunction with the consolidated financial statements of R-B Rubber, and the related notes, and "Management's Discussion and Analysis or Plan of Operation," included in R-B Rubber's Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002 and Quarterly Report on Form 10-QSB for the quarter ended July 31, 2002, filed with the Securities and Exchange Commission, which are incorporated by reference in this proxy statement and accompany this proxy statement. See "Information Incorporated by Reference."

	Years Ended December 31,			Four Months Ended April 30,	Years Ended April 30,		Three Months Ended July 31,
	1997	1998	1999	2000	2001	2002	2001	2002
Consolidated Statement of Operations Data:
Sales, net	$7,445	$8,592	$11,248	$3,477	$10,575	$11,855	$2,613	$3,443
Cost of sales	4,626	5,988	7,441	2,224	7,330	8,078	1,806	2,367
Gross profit	2,820	2,604	3,808	1,253	3,244	3,777	807	1,076
Operating expenses	1,848	2,556	2,611	802	2,412	2,706	650	628
Net income (loss)	528	(105)	579	219	435	645	64	246
Basic and diluted net income (loss) per common share	0.24	(0.04)	0.18	0.07	0.13	0.20	0.02	0.08
Shares used in per share calculations:
Basic	2,173	2,667	3,225	3,225	3,234	3,234	3,234	2,234
Diluted	2,235	2,667	3,256	3,296	3,332	3,296	3,304	3,276
Consolidated Balance Sheet Data (at period end):
Current assets	$1,932	$1,918	$3,612	$3,555	$3,574	$4,308	$3,285	$4,445
Total assets	6,276	8,709	9,203	9,155	9,553	10,403	9,428	10,420
Current liabilities	631	1,376	1,501	1,366	1,647	2,278	1,599	2,135
Long-term debt	773	1,573	1,237	1,198	1,086	951	1,054	920
Capital lease obligations	—	910	1,157	1,077	819	565	709	509
Total liabilities	1,642	3,993	3,909	3,641	3,589	3,794	3,400	3,564
Total stockholders' equity	4,634	4,716	5,295	5,514	5,964	6,609	6,028	6,856

SPECIAL FACTORS

Background of the Merger

        As part of its ongoing business strategy, the board of directors of R-B Rubber has from time to time considered ways to improve and maximize the value of R-B Rubber shares to its shareholders. On November 26, 2001, Marvin S. Wool, the principal shareholder of Dash, which owns approximately 70% of R-B Rubber's outstanding shares, advised the other directors at a board meeting held via teleconference of Dash's interest in acquiring the remaining 30% of the outstanding shares not owned by Dash or its affiliates for cash at a price of $2.10 per share. Mr. Wool reported that Dash, after consultation with its legal counsel, had decided to propose that the parties pursue a process that contemplated appointment of a special committee consisting solely of outside directors of Dash to conduct discussions and negotiations regarding a transaction with Dash on behalf of the R-B Rubber board, and, if ultimately a proposed definitive agreement were concluded, to recommend a transaction to the board of directors. The board appointed Lawrence J. Young and Leland B. Curtis as the members of the special committee at this meeting and authorized them to engage both legal counsel and financial advisors to assist them in the process. Messrs. Young and Curtis are the only two members of the R-B Rubber board that are not employees or officers of Dash or R-B Rubber.

        The special committee met several times, in person and via teleconference, between November 29, 2001 and January 31, 2002 to assess the qualifications of, interview and ultimately select a financial advisor. At the January 31, 2002 meeting, the special committee chose Grace Advisors, Inc. of St. Louis, Missouri as its financial advisor from a panel of five prospective advisors. Grace Advisors, Inc. had previously confirmed to the special committee that it had no pre-existing relationship with R-B Rubber, Dash or any affiliate or control person of Dash.

        The special committee met with Mr. Wool and William Sutton, general counsel to Dash, on February 5, 2002 and advised them that the previous offer of $2.10 per share was unacceptable, based on the special committee's preliminary assessment of R-B Rubber's financial condition and prospects. The special committee encouraged further negotiations over price, and Mr. Wool and the special committee agreed to meet again to discuss and negotiate price.

        The special committee met via teleconference on February 6, 2002 to discuss the scheduled due diligence visit by Grace Advisors, Inc. at R-B Rubber's facilities in Oregon, and the potential engagement of R-B Rubber's historical outside counsel, Davis Wright Tremaine LLP, as counsel to the special committee. Dash confirmed its $2.10 per share proposal to the special committee in writing on February 21, 2002 and outlined the structure of the proposed transaction. Mr. Young and representatives of Grace Advisors, Inc. traveled to R-B Rubber's Oregon facilities on February 25, 2002. Grace Advisors, Inc. reviewed R-B Rubber's operations and financial statements, and interviewed key members of R-B Rubber's management team. Mr. Young met with R-B Rubber's historical outside counsel on that date to discuss the proposed engagement of that firm as counsel to the special committee.

        The special committee met via teleconference on February 28, 2002 to review the preliminary results of the due diligence visit of Grace Advisors, Inc. to Oregon and Mr. Young's discussions with counsel. At that time, the members of the special committee agreed to engage R-B Rubber's historical outside counsel as counsel to the special committee.

        Dash sent a further letter to the special committee on March 4, 2002 outlining the proposed transaction, and reiterating the offer of $2.10 per share cash. On March 5, 2002, the special committee responded to Dash's letter of February 21, 2002 rejecting the offer of $2.10 per share, but agreeing to the basic outline and structure of the transaction proposed in that letter. In rejecting this offer, the special committee noted that the proposed price represented a substantial premium over recent trading prices for R-B Rubber shares, but believed that the very low trading volume made those prices an unreliable indicator of true value.

        On April 8, 2002, the special committee discussed via teleconference the work and preliminary results from Grace Advisors, Inc., and then spoke with a representative of Grace Advisors, Inc. The special committee also discussed with counsel the proposed structure of the transaction, and the scope and effect of potential dissenters' rights under Oregon law for shareholders who might dissent from a proposed merger. On April 9, 2002, the special committee met with Mr. Wool and Mr. Sutton to discuss the progress the special committee had made, and to discuss scheduling for future negotiations, but they did not have substantive price discussions.

        The special committee met with Ron Bogh and Paul Gilson, who were directors and key employees of R-B Rubber, following a regular meeting of R-B Rubber's board of directors to discuss the proposed acquisition. No agreement was reached concerning a mutually acceptable price between the special committee and Messrs. Gilson and Bogh. Afterward, the special committee discussed with counsel the progress of the negotiations and a proposed indemnification agreement in favor of the special committee members. The special committee met on April 15, 2002 to review the terms of the proposed indemnification agreement. On April 18, 2002, the special committee met with Mr. Sutton of Dash to discuss the status of the negotiations, and to establish a schedule for further discussions and meetings.

        The special committee met with Mr. Wool and Mr. Sutton on April 24, 2002 to again discuss price. The special committee advised Mr. Wool that it still believed the prior offer of $2.10 per share to be inadequate, and advised him that it was still waiting for input from Mr. Bogh and Mr. Gilson.

        On April 25, 2002, Mr. Wool wrote to the special committee, increasing the offer from $2.10 to $2.30 per share cash. On that same day, the special committee wrote to Dash rejecting the $2.30 per share offer, and confirmed a subsequent meeting date of April 30, 2002. Mr. Young also spoke with Mr. Bogh on April 25, 2002 about the progress of the price discussions. On April 26, 2002, the special committee had an extended discussion with Mr. Bogh about the price. Mr. Bogh advised the special committee that in his view a fair price would be between $3.00 and $3.50 per share. Mr. Young and Mr. Curtis advised Mr. Bogh that they believed that a price within that range would not be obtainable, and that Mr. Wool had previously indicated he would cease negotiations if the committee were to insist on a price above some unspecified amount, and that they were concerned that a range of $3.00 to $3.50 might cause such a cessation. Mr. Bogh encouraged the special committee to obtain the best price possible, and that he would consider such a price.

        The special committee met with Mr. Wool and Mr. Sutton on April 30, 2002, and conducted extended negotiations over the price. During the course of these discussions, Mr. Wool increased his offer to $2.50, which the special committee rejected after a brief discussion. Mr. Wool asked the committee to propose an acceptable price, and Mr. Young and Mr. Curtis, after brief deliberations, advised Mr. Wool that $2.80 per share would be acceptable. The special committee believed that this price was both fair to the shareholders and the highest price obtainable under current market conditions. After considering that position, Mr. Wool indicated that $2.80 was acceptable to Dash.

        Mr. Young notified Grace Advisors, Inc. on May 2, 2002 that a preliminary agreement had been reached at $2.80 per share, and asked if Grace Advisors, Inc. could opine that the price was fair to the R-B Rubber shareholders other than Dash. On the same day, Grace Advisors, Inc. confirmed to the special committee that, in Grace Advisors, Inc.'s opinion, $2.80 per share was fair as determined as a result of its analyses through January 31, 2002. Grace Advisors, Inc. also advised that, assuming no material changes have occurred or are anticipated within R-B Rubber or its operating environment, Grace Advisors, Inc. would be prepared to issue a fairness opinion on a transaction at that price. After receiving this confirmation, the special committee discussed the result of the negotiations and the fairness review with counsel over the telephone.

        On May 24, 2002, Dash's counsel sent to the special committee's counsel a draft merger agreement.

        On May 29, 2002, the full board of R-B Rubber met to discuss issues that had arisen as a result of a shareholder inquiry with respect to various intercompany related party transactions between Dash, its affiliates and R-B Rubber, which had been publicly disclosed by R-B Rubber. After consulting with its counsel, the special committee recommended to the board that any further discussions of the proposed transaction with Dash be suspended pending review and resolution of the issues regarding these intercompany transactions. The board concurred and delegated to the special committee the task of reviewing and reaching a conclusion as to the fairness of the intercompany transactions to R-B Rubber.

        From the end of May 2002 through early August 2002, the special committee performed an extensive review into the number, size and appropriateness of intercompany transactions between Dash, its affiliates and R-B Rubber. The special committee also reviewed public disclosures R-B Rubber had made with respect to those intercompany transactions in its quarterly and annual reports.

        The intercompany transactions reviewed by the special committee involved:

  •
  insurance charges, including premiums for certain group policies maintained by Dash;

  •
  management fees;

  •
  charges for the use of aircraft owned by a Dash affiliate;

  •
  charges for materials by MarChem Pacific, Inc., a Dash affiliate;

  •
  third party charges for computer software and hardware provided to a number of Dash affiliates, including R-B Rubber; and

  •
  miscellaneous intercompany charges for reimbursement of amounts that, individually and in the aggregate, were not material to R-B Rubber.

        After reviewing relevant source documents and analyses and considering written and oral information provided by representatives of Dash and R-B Rubber, the special committee determined that there were valid business reasons for the changes to R-B Rubber's insurance coverages, and that the amounts paid by R-B Rubber for insurance did not benefit Dash or its affiliates directly or indirectly. It concluded that R-B Rubber received substantial operating and financial benefits from the efforts of Dash and its personnel, with a value at least equal to the amount of the management fees. The special committee compared the transportation charges to comparable commercially available transportation, and concluded R-B Rubber obtained value in excess of the cost differential between those charges and commercial fares and lodging expenses. The MarChem Pacific, Inc. charges were determined to have been at market prices and terms, and the special committee concluded that the charges for computer hardware and services were allocated on the same per user basis, at Dash's cost, that were paid by other Dash affiliates. Finally, the small miscellaneous charges reviewed were made at Dash's cost, largely for the convenience of R-B Rubber.

        On July 17, 2002, counsel for the special committee sent to counsel for Dash proposed changes to the form of the merger agreement. Counsel discussed the proposed changes on August 12, 2002 and resolved the issues related to the form of the agreement.

        On August 13, 2002, the special committee met to review its investigations and conclusions with respect to the related party transactions and by unanimous vote concluded that each of the intercompany transactions was appropriate and fair to R-B Rubber. At a meeting of the board of directors held on the same day, the special committee made their report with respect to the intercompany transactions to the board, and advised them of their conclusion that the transactions were fair to R-B Rubber and its shareholders other than Dash. The board accepted this report.

        The board then considered the report of the special committee with respect to Dash's proposed acquisition of the non-Dash owned shares of R-B Rubber at a price of $2.80 per share in cash and the special committee's recommendation that the board of directors accept that proposal. The special committee noted that a preliminary merger agreement had been negotiated and the relevant terms substantially agreed to by Dash and the special committee, each advised by their respective counsel. After reviewing the report, and after extended discussions, the board of directors of R-B Rubber unanimously voted to accept the recommendation of the special committee and to recommend to the shareholders a cash merger in which Dash will acquire all of the outstanding shares of R-B Rubber not owned by Dash or its affiliates at a price of $2.80 per share in cash, with no financing contingencies, and under which each of the outstanding options to acquire stock of R-B Rubber, whether or not vested, would be accelerated and the difference in cash between the exercise price and $2.80 per share paid to the holders of the options.

        At the conclusion of the meeting and on Mr. Wool's motion, the directors other than Messrs. Young and Curtis discussed appropriate compensation for the extraordinary efforts and time commitment of the special committee members. After this discussion, these directors unanimously agreed it was fair and appropriate that R-B Rubber should make a one-time payment of $10,000 to each of the special committee members.

        R-B Rubber issued a press release with respect to the offer after the close of the market on August 13, 2002.

Certain Effects of the Merger

        The merger constitutes a "going private" transaction under U.S. securities laws. Following the merger:

  •
  R-B Rubber will be the surviving corporation of the merger and will be wholly-owned by Dash;

  •
  the common stock of R-B Rubber, which is currently listed on the Nasdaq Small-Cap Market, will be voluntarily delisted by R-B Rubber; and

  •
  the registration of R-B Rubber's shares under the Securities Exchange Act of 1934, as amended, will be terminated, no further reports will be filed and the shares will not be eligible for listing or trading on any exchange or automated quotation system.

Recommendation of the Special Committee

        A special committee of the board of directors has considered the merger agreement and the proposed merger. In connection with its evaluation, the special committee retained Grace Advisors, Inc. to give an opinion as to the fairness, from a financial point of view, of the consideration to be received by R-B Rubber's shareholders, other than Dash, in connection with the merger. Grace Advisors, Inc. gave its oral opinion to the special committee before the special board meeting on August 13, 2002 to consider the merger agreement. Based upon the assumptions made, matters considered and limitations on the review described in the opinion, Grace Advisors, Inc. determined that the consideration to be received by the shareholders of R-B Rubber, other than Dash, in connection with the transaction was fair from a financial point of view. Grace Advisors, Inc. delivered a written opinion confirming its earlier opinion as of the date of this proxy statement. Based on the opinion of Grace Advisors, Inc. and other factors discussed below under "—Recommendation of the Board of Directors; Reasons for the Merger," the special committee unanimously recommended that the board of directors approve the merger agreement and the related transactions and recommend that the shareholders approve the merger agreement and the related transactions.

Recommendation of the Board of Directors; Reasons for the Merger

        The board of directors, based in part on the recommendation of the special committee, has unanimously determined that the merger agreement and the related transactions are in the best interest of R-B Rubber and its shareholders and unanimously recommends a vote "FOR" the proposal to approve the merger agreement and the related transactions. In determining that the merger is in the best interest of R-B Rubber's shareholders, the board of directors and the special committee, in consultation with their legal and financial advisors, considered numerous factors, including those factors that support the merger, as well as those that may weigh against it. In addition, the board of directors considered the recommendation of the special committee. The board believes that these factors supported its determination to approve, and recommend that the shareholders approve, the merger agreement and the related transactions.

        In the course of reaching their respective decisions to recommend to the board of directors and to the shareholders of R-B Rubber the approval of the merger agreement, certain of the positive factors considered by the board of directors and the special committee include, but are not limited to, the following:

  •
  The value being offered to the shareholders in relation to the market value, book value and earnings per share of the common stock during a period prior to announcement of the merger. The last sale price for the common stock as reported on the Nasdaq Small-Cap Market on August 12, 2002, the last business day prior to the announcement or the signing of the merger agreement, was $1.53 per share. The merger consideration of $2.80 per share represents a premium of 83.0% over that price.

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  The solicitation and negotiation process preceding the merger agreement. The board of directors delegated broad powers to the special committee in evaluating the merger agreement and negotiating with Dash. The terms of the merger reflect arms'-length negotiations between Dash and the special committee. The special committee believes that R-B Rubber has obtained the highest price per share possible.

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  The value of the merger consideration in relation to anticipated returns to shareholders through continued operation as an independent entity. The board of directors specifically considered the recent financial performance and near- and long-term prospects of R-B Rubber, as well as the financial and other resources which R-B Rubber would have to access to support future growth.

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  The opinion of the financial advisor to the special committee that the consideration to be received by the shareholders, other than Dash, is fair to R-B Rubber's shareholders from a financial point of view. In determining whether to enter into the merger agreement, the special committee received an oral opinion prior to the board's vote from Grace Advisors, Inc. that the merger consideration was fair to R-B Rubber's shareholders other than Dash, from a financial point of view. Grace Advisors, Inc. delivered a written opinion confirming that advice as of the date of this proxy statement. A copy of the written fairness opinion is attached as Annex B to this proxy statement.

  •
  The ability of the board of directors to consider superior proposals. If R-B Rubber receives an unsolicited proposal by a third party relating to a possible business transaction involving R-B Rubber or any material portion of R-B Rubber's voting securities or assets and if the board of directors determines in good faith, after discussions with the special committee and receipt of written opinions from Grace Advisors, Inc. and its outside counsel, that its fiduciary duties require it to pursue this other proposal, the board of directors may withdraw or modify its recommendation that the shareholders vote for the merger agreement or cause R-B Rubber to terminate the merger agreement, in which case R-B Rubber would be obligated to pay Dash a termination fee of $200,000. For additional information, see "Terms of the Proposed Merger—No Solicitation."

  •
  The reasonable likelihood of the completion of the transactions contemplated by the merger agreement. Approval of the merger agreement by the holders of a majority of the outstanding shares of the common stock is a condition to the completion of the proposed merger. Dash, which owns approximately 70% of the outstanding common stock, has informed R-B Rubber that it intends to vote its shares in favor of the approval of the merger agreement and the related transactions. As a result, it is anticipated that the merger will be approved. In addition, there is no financing condition to the completion of the merger. Dash has represented that it has and will maintain sufficient cash on hand to fund the merger consideration.

        The special committee also considered the potential adverse factors of the proposed merger, including, but not limited to:

  •
  Following the closing of the merger, the shareholders, other than Dash, will cease to participate in the future growth of R-B Rubber, if any, or benefit from increases, if any, in the value of R-B Rubber. Dash and any other person who may hold shares of R-B Rubber stock in the future will be the sole beneficiary of any future earnings and growth of R-B Rubber following the merger. The special committee considered R-B Rubber's projected growth in revenues and profitability in fiscal year 2003, and its ability to meet those projections. However, the special committee also considered the risks and uncertainties associated with R-B Rubber's future prospects. The shareholders of R-B Rubber who receive the merger consideration in exchange for their shares of common stock will not bear the risk of any decrease in the value of R-B Rubber.

  •
  The fact that the merger is a taxable transaction for shareholders. In general, a shareholder who receives cash in the merger in exchange for shares of common stock will recognize gain or loss equal to the difference, if any, between (a) the merger consideration and (b) the shareholder's tax basis in the shares of common stock. See "Terms of the Proposed Merger—Material Federal Income Tax Consequences."

        R-B Rubber's board of directors believes that the foregoing factors represent the material factors considered in the board's collective determination that the merger is in the best interest of the shareholders. The board of directors did not quantify or otherwise attempt to assign relative weights to the factors considered in making its determination and does not believe that any single factor discussed above was given greater weight than any other factor. Having considered all of the foregoing, the board of directors determined that the merger and the related transactions are in the best interest of the shareholders and unanimously recommends that shareholders vote for the proposal to approve the merger agreement and the related transactions.

        The board of directors unanimously recommends that the shareholders vote "FOR" the proposal to approve the merger agreement and the related transactions.

Opinion of Financial Advisor

        The special committee of R-B Rubber retained Grace Advisors, Inc. on January 30, 2002 to deliver a fairness opinion in connection with the proposed transaction. The terms of this engagement are described in more detail below.

        Before the R-B Rubber board meeting on August 13, 2002, Grace Advisors, Inc. rendered its oral opinion to the special committee that, at that date, the consideration to be paid by Dash in the proposed merger was fair from a financial point of view to the R-B Rubber shareholders other than Dash. Grace Advisors, Inc. confirmed its oral opinion in its written opinion to the board, dated the date of this proxy statement, that, as of that date, the consideration to be paid by Dash in the proposed merger is fair, from a financial point of view, to the R-B Rubber shareholders other than Dash. No limitations were imposed by the special committee or R-B Rubber's board of directors upon Grace Advisors, Inc. with respect to the investigations made or procedures followed by it in rendering its opinion. Grace Advisors, Inc. was not requested to, and did not provide advice on the structure, the specific amount of the consideration or any other aspect of the merger, or to provide services other than to deliver its opinion. Grace Advisors, Inc. did not participate in negotiations with respect to the terms of the merger.

        The full text of the written opinion of Grace Advisors, Inc., dated the date of this proxy statement, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement. The R-B Rubber shareholders are urged to read the whole opinion. The written opinion of Grace Advisors, Inc. is addressed to the special committee, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any R-B Rubber shareholder as to how the shareholder should vote at the R-B Rubber special meeting. This summary of the opinion is qualified in its entirety by reference to the opinion's full text.

        In arriving at its opinion, Grace Advisors, Inc.:

  •
  reviewed applicable Oregon Revised Statutes;

  •
  reviewed this proxy statement and the merger agreement approved by the board of directors of R-B Rubber on August 13, 2002;

  •
  reviewed R-B Rubber's Forms 10-KSB for the years ended December 31, 1998 and 1999, the fiscal period ended April 30, 2000 and the fiscal years ended April 30, 2001 and 2002, its Forms 10-QSB for the quarters ended October 31, 2001, January 31, 2002 and July 31, 2002, and the unaudited financial statements of R-B Rubber for the            months ended                 , 2002;

  •
  reviewed certain operating and financial information provided to Grace Advisors, Inc. by management relating to R-B Rubber's business, including its budget for the fiscal year ending April 30, 2003;

  •
  interviewed R-B Rubber's senior management to discuss R-B Rubber's operations, historical financial statements and future prospects;

  •
  reviewed R-B Rubber's historical market prices and trading volume of its publicly traded common stock, along with publicly available financial data on R-B Rubber; and

  •
  reviewed publicly available financial data and stock market performance data of public companies that Grace Advisors, Inc. deemed generally comparable to R-B Rubber.

        Grace Advisors, Inc. also held discussions with certain members of R-B Rubber's management with respect to the past and current operations of R-B Rubber, the financial condition and future prospects of R-B Rubber and certain other matters Grace Advisors, Inc. believed necessary to its inquiry. Grace Advisors, Inc. also visited R-B Rubber's main operating facilities in McMinnville, Oregon and its tire recovery and processing plant in Portland, Oregon, and reviewed such other information and analyses Grace Advisors, Inc. deemed appropriate for the purposes of its opinion.

        Grace Advisors, Inc. relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by R-B Rubber or otherwise reviewed by Grace Advisors, Inc. Grace Advisors, Inc. has not assumed any responsibility or liability for that information. Grace Advisors, Inc. has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to Grace Advisors, Inc. In relying on financial analyses and forecasts provided to Grace Advisors, Inc., it was assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and the financial condition of R-B Rubber for which such analyses or forecasts relate. With regard to historical intercompany transactions between Dash and R-B Rubber, Grace Advisors, Inc. reviewed disclosures in previous Forms 10-QSB and 10-KSB, interviewed Marvin S. Wool, Chairman of the Boards of Dash and R-B Rubber, and Donald Overturf, Chief Financial Officer of R-B Rubber, and reviewed an analysis of historical intercompany transactions prepared by Lawrence J. Young and Leland B. Curtis, members of the special committee. Grace Advisors, Inc. has assumed that the intercompany transactions were reflective of costs for related services, necessary for R-B Rubber's operations, that would be incurred in arms-length negotiations.

        R-B Rubber's budget for the fiscal year ending April 30, 2003, furnished to Grace Advisors, Inc., was prepared by the management of R-B Rubber. R-B Rubber did not publicly disclose this internal management projection as it was not prepared for public disclosure. The budget was based upon many inherently uncertain variables and assumptions which may be beyond the control of management, including factors related to general economic and competitive conditions, prevailing interest rates and the securities markets. Accordingly, actual results could, and likely will, vary significantly from those set forth in the budget and those variances could be material. The budget projects fiscal 2003 revenues of $13.1 million, earnings before interest, taxes, depreciation and amortization, or EBITDA, of $2.9 million and earnings before interest and taxes, or EBIT, of $1.9 million. For comparison purposes, R-B Rubber's budget for the 2002 fiscal year projected revenues of $12.3 million, EBITDA of $2.4 million and EBIT of $1.3 million and R-B Rubber reported actual revenues of $11.9 million, EBITDA of $2.1 million and EBIT of $1.1 million for that year.

        Grace Advisors, Inc.'s opinion is based on economic, market and other conditions and the information made available to Grace Advisors, Inc. as of the date of the opinion. Subsequent developments may affect the written opinion dated the date of this proxy statement, and Grace Advisors, Inc. does not have an obligation to update, revise or reaffirm its opinion.

        In order to arrive at normalized earnings for a financial control position as used in the valuation calculations, enterprise value without consideration of discounts or premium for control or lack of marketability, Grace Advisors, Inc. made certain adjustments to the historical income statement for fiscal 2002 and the projected income statement for fiscal 2003 to remove expenses and one-time occurrences not related to the normal operations of R-B Rubber. These adjustments included removal of estimated costs associated with being publicly traded totalling approximately $92,000 in fiscal 2002, certain non-recurring bad debts totalling approximately $30,000 in fiscal 2002, a workmen's compensation expense adjustment in fiscal 2002 of $73,000 relating to fiscal 2001, non-recurring audit fees in fiscal 2002 of approximately $55,000 and elimination of temporary non-recurring fiber disposal fee cost advantages of approximately $56,000 in fiscal 2002. The income associated with increases in the cash surrender value of life insurance of $20,147 in fiscal 2002 and $24,000 projected for 2003 also were eliminated. These adjustments afforded a lower normalized cost structure and had the net effect of increasing the selected earnings bases from minority bases to financial control bases for the income and market approaches described below. The following table summarizes the adjusted measures of earnings.

	Projected Fiscal Year 2003	Actual Fiscal Year 2002
Income before taxes (before adjustments)	$1,654,435	$894,006
Total of adjustments	(24,000)	173,853
Adjusted income before taxes	1,630,435	1,067,859
Income tax expense	454,891	297,087
Adjusted net income	1,175,544	770,772
Adjusted EBIT	1,846,435	1,271,237
Adjusted EBITDA	2,893,063	2,255,072

        Grace Advisors, Inc. also made upward adjustments to the values of continuing operations, as calculated under the guideline company and capitalization of earnings methodologies, to reflect increases to equity value for the cash surrender value of life insurance and the value of certain equipment that had not yet reached operational status.

        Grace Advisors, Inc. employed generally accepted valuation methods in reaching its opinion, including consideration of (a) current market prices, (b) historical market prices, (c) net book value, (d) liquidation value, (e) going concern value, (f) previous purchase prices and (g) firm offers made over the past two years. The following is a summary of the material financial analyses deemed relevant by Grace Advisors, Inc. and used by Grace Advisors, Inc. in giving its oral opinion.

        The following table summarizes the per share values under each methodology considered for shares issued and outstanding, including all shares associated with options having exercise prices at or below the offer price of $2.80.

Market Approaches				Income Approach
Price/ Earnings	Invested Capital/ EBIT	Invested Capital/ EBITDA	Historical Market Prices	Capitalization of Earnings	June 1999 Purchase Price
$2.85	$2.87	$2.37	$2.51	$2.43	$2.08

        Grace Advisors, Inc. gave equal weighting to the market and income valuation approaches, reflecting the going-concern premise of value, resulting in an average value of $2.61. A range of value, reflecting a 10% increase and decrease to this average, of $2.35 to $2.87 was considered reasonable, representing a range of equity values for R-B Rubber between $8.3 million and $10.1 million.

        Current Trading Prices (Market Approach).    As of August 13, 2002, after public announcement of the merger, trading of R-B Rubber stock was halted. Accordingly, current trading prices were not available, so they could not be utilized in the analysis.

        Historical Trading Prices (Market Approach).    Grace Advisors, Inc. collected publicly available information on R-B Rubber's weekly stock price trading ranges for each of the 52 weeks prior to the week of August 13, 2002. Grace Advisors, Inc. noted the following trading prices:

52-week high	$3.330
52-week low	$1.260
52-week mean	$1.977

52-week median	$1.860

        Application of the average control premium paid for minority interests in 2001, as published in Mergerstat Review 2002, 35.2%, to the 52-week median historical price resulted in a control value indication of $2.51 per share.

        Adjusted Net Book Value (Asset Approach).    Grace Advisors, Inc. considered, but did not utilize the adjusted net book value method of the asset approach because of R-B Rubber's demonstrated earnings capacity and its strong recent history of profitability. Accordingly, Grace Advisors, Inc. believed that the market and income valuation approaches more accurately reflected R-B Rubber's intrinsic value.

        Liquidation Value (Asset Approach).    Grace Advisors, Inc. considered, but did not utilize the liquidation value method of the asset approach because of R-B Rubber's demonstrated earnings capacity and its relatively strong history of profitability as a going concern. Accordingly, Grace Advisors, Inc. believed that the going-concern valuations were more appropriate indicators of value for the merger.

        Guideline Company Method (Market Approach).    Using publicly available information, Grace Advisors, Inc. reviewed selected financial data of 15 publicly traded companies deemed similar to R-B Rubber. The selected companies were:

        AEP Industries, Inc.
        American Biltrite, Inc.
        Applied Extrusion Technologies
        Associated Materials, Inc.
        Atlantis Plastics, Inc.

        Congoleum Corp.
        Home Products International, Inc.
        Industrial Rubber Products, Inc.
        Quixote Corp.
        Schulman (A), Inc.
        Southwall Technology
        Summa Industries, Inc.
        Tredegar Corp.
        Trex Company, Inc.
        Tufco Technologies, Inc.

        These companies were selected because, among other reasons, they represented similar businesses, operating environments, capital intensities and target customer bases. It should be noted that the majority of the selected guideline companies were considerably larger, more diversified and had greater access to capital than R-B Rubber, reducing their relative overall risk and affecting comparability. Grace Advisors, Inc. selected the following trailing 12-month multiples derived from the subject guideline companies. Grace Advisors, Inc. discounted each median multiple by 25% in arriving at the selected multiple in order to account for significant differences in size, operating advantages and the related risks between R-B Rubber and the guideline companies:

	High	Low	Mean	Median	Selected
Price/Earnings	41.66x	1.31x	18.52x	14.83x	11.12x
Invested Capital/EBIT	17.86x	6.82x	11.66x	11.89x	8.92x
Invested Capital/EBITDA	9.06x	4.27x	6.67x	5.67x	4.25x

        The selected multiples were then applied to R-B Rubber's trailing 12-month earnings measures. Because the first quarter financial statements were not yet finalized for fiscal year 2003, Grace Advisors, Inc. utilized the following adjusted earnings from the fiscal year ended April 30, 2002: adjusted net income of $0.8 million; adjusted earnings before interest and taxes (EBIT) of $1.3 million; and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $2.3 million. Because EBIT and EBITDA calculations are before interest expense, Grace Advisors, Inc. subtracted R-B Rubber's debt of approximately $2.7 million from the market value of invested capital to arrive at the appropriate equity value indications.

        The per share value indications were as follows:

Per Share Value Indications
Price/Earnings	$2.85
Invested Capital/EBIT	$2.87
Invested Capital/EBITDA	$2.37

        Capitalization of Earnings Method (Income Approach).    The capitalization of earnings methodology of the income approach, like the market approach methodologies, reflects the going-concern value of an enterprise. Grace Advisors, Inc. utilized a single period model, based on an estimate of normalized, recurring earnings that could be realized by a financial control ownership position. In arriving at an estimate of normalized earnings, Grace Advisors, Inc. utilized adjusted net income from fiscal year 2002 and projected net income for fiscal year 2003. In arriving at an estimate of normalized earnings, Grace Advisors, Inc. utilized adjusted net income from fiscal 2002 of $0.77 million and adjusted projected net income for fiscal year 2003 of $1.18 million. Grace Advisors, Inc. gave greater weighting to fiscal year 2002, as it reflected amounts realized versus uncertain projections. As previously discussed, R-B Rubber did not achieve its fiscal year 2002 budget projections in revenue, EBITDA or EBIT. Grace Advisors, Inc. weighted 2002 adjusted net income at 75% and 2003 projected net income at 25%. Long-term growth in earnings also was accounted for in the development of the capitalization rate.

        Grace Advisors, Inc. capitalized normalized net income from continuing operations using a multiple of 8.11x, based on the capital asset pricing model (CAPM). A median beta derived from the above guideline public companies was applied against an estimate of the S&P 500 equity risk premium, from Stocks, Bonds, Bills, and Inflation: Valuation Edition 2002 Yearbook, Ibbotson Associates, as published in Shannon Pratt's Business Valuation Update, August, 2002, in the CAPM analysis. Specific company risk factors were added for R-B Rubber's size relative to companies making up the S&P 500, the risk to operations and profitability associated with foreign competitors receiving subsidies, and customer concentration. In arriving at an appropriate capitalization rate, a long-term sustainable growth rate of 7.5% was utilized, based on consideration of estimates of growth in real gross domestic product, as published by Value Line, Inc., as well as R-B Rubber's historical growth trends.

        The resulting value indication under the capitalization of earnings method of the income approach was $2.43 per share.

        Previous Purchase Prices.    In June of 1999, Dash purchased approximately 70% of the total issued and outstanding shares of R-B Rubber at a price of $2.08 per share, as adjusted for two common stock splits, one each in the calendar years 2000 and 2001. There were no other material purchases of R-B Rubber's common stock since the June 1999 transaction.

        Firm Offers Over Past Two Years.    There were no formal offers for the purchase of R-B Rubber in the last two years, as determined by Grace Advisors, Inc. through queries of management.

        In connection with its opinion dated the date of the proxy statement, Grace Advisors, Inc. reviewed the analyses used to render its oral opinion to the special committee of R-B Rubber by performing procedures to update its analyses and by reviewing the assumptions upon which its analyses were based and the factors considered. In updating its opinion, Grace Advisors, Inc.:

  •
  reviewed R-B Rubber's unaudited financial statements for the            months ending                        , 2002;

  •
  interviewed R-B Rubber's senior management to discuss operations, historical financial statements and future prospects; and

  •
  reviewed publicly available financial data and stock market performance data of public companies that Grace Advisors, Inc. deemed generally comparable to R-B Rubber.

        The summary set forth above does not completely describe the analyses or data considered by Grace Advisors, Inc. The preparation of a fairness opinion is a complex process not readily susceptible to partial analysis or summary description. Grace Advisors, Inc. believes that the summary set forth above and its analyses must be considered as a whole and that selecting parts of the summary, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Grace Advisors, Inc. based its analyses on assumptions it deemed reasonable, including assumptions about general business and economic conditions and industry-specific factors.

        The analyses were prepared solely for the purpose of Grace Advisors, Inc. providing its opinion to the special committee, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties, none of R-B Rubber, Dash, Grace Advisors, Inc. or any other person assumes responsibility if future results are materially different from those forecast.

        Grace Advisors, Inc. was selected by the special committee to deliver a fairness opinion on the transaction. The special committee considered proposals from five prospective advisors and, based on its experience and qualifications, the special committee chose Grace Advisors, Inc. Grace Advisors, Inc. is the St. Louis office of Centerprise Advisors, Inc., a national accounting and consulting firm with approximately 30 valuation specialists nationwide. Several of these professionals serve on business valuation committees and task forces of the American Institute of Certified Public Accountants and speak on a variety of valuation issues to national and local conferences. Grace Advisors, Inc. and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, fairness opinions, minority shareholder representations and other purposes.

        For conducting its preliminary valuation, R-B Rubber paid Grace Advisors, Inc. professional fees in the amount of $12,500. For delivery of its oral opinion and the updated written opinions, Grace Advisors, Inc.'s additional professional fees will be approximately $10,000 to $15,000. In addition, R-B Rubber has agreed to reimburse Grace Advisors, Inc. for direct expenses related to its services. This was R-B Rubber's first engagement of Grace Advisors, Inc. Grace Advisors, Inc. has no past or current business relationships with Dash.

MEETING INFORMATION

Date, Time and Place

        The special meeting will be held on                        ,             , 2002 at                            .m., local time, at                        , Oregon.

Voting Rights

        The securities entitled to vote at the special meeting consist of the common stock of R-B Rubber. Shareholders of record as of the close of business on            , 2002 are entitled to one vote for each share of common stock then held. As of that date, R-B Rubber had                        shares of common stock issued and outstanding and held of record by approximately    shareholders.

        The presence, either in person or by proxy, of holders of a majority of the outstanding common stock is required for a quorum. For purposes of determining whether a quorum is present at the meeting, shares of common stock for which R-B Rubber has received properly executed proxies, including proxies which direct that the shares be voted to abstain, will be treated as present and entitled to vote. Broker non-votes, which occur when a nominee holding shares for a beneficial owner does not vote because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, will not be treated as present for purposes of determining whether a quorum exists. Under Oregon law, approval of the merger agreement and the related transactions requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Thus, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement.

        Dash, which holds approximately 70% of the outstanding common stock, has advised R-B Rubber that it intends to vote in favor of the merger agreement and the related transactions. That will result in approval of the merger agreement and the related transactions.

        Shares of common stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted "FOR" the proposal to approve the merger agreement and the related transactions. The proxy confers discretionary authority on the persons named in the proxy to vote with respect to matters incident to the conduct of the special meeting. If any other business is presented at the special meeting or any adjournment or postponement of the special meeting, properly executed proxies will be voted by those named in the proxy in accordance with their best judgment.

        Shareholders who execute proxies will retain the right to revoke their proxies at any time before the special meeting. A shareholder may revoke a proxy by filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Secretary of R-B Rubber at R-B Rubber's main office address at any time before the special meeting. Shareholders also may revoke proxies by attending the special meeting and casting a contrary vote. The presence of a shareholder at the special meeting alone will not automatically revoke the shareholder's proxy.

        Shareholders holding shares in "street name" must following the procedures required by the holder, which is usually a bank, broker or other financial institution to vote their shares and/or revoke their proxy. If a shareholder holding shares in street name wishes to attend the special meeting, the shareholder must bring an account statement or letter from the bank, broker or financial institution showing that the shareholder was the owner of the shares on the record date. If a shareholder wishes to vote the shares at the special meeting, the shareholder must obtain a proxy from the beneficial "legal owner" and present it at the meeting.

Solicitation of Proxies

        We will bear the cost of the solicitation of proxies. We will solicit proxies by mail. In addition to solicitations by mail, proxies also may be solicited by our officers and regular employees personally or by telephone, but the persons will not be specifically compensated for the services. We will request the brokerage houses, custodians, nominees and fiduciaries forward the soliciting material to the beneficial owners of stock held of record by these persons and we will reimburse them for their reasonable expenses.

TERMS OF THE PROPOSED MERGER

        The following describes the material terms of the merger agreement and the related transactions. This description is not complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached as Annex A.

General

        R-B Rubber, Dash and R-B Acquisition Corp. have entered into the Agreement and Plan of Merger, dated as of August 13, 2002. Under the merger agreement, subject to the satisfaction or waiver of certain conditions precedent, including the approval by the shareholders and the satisfaction or waiver of a number of other conditions, each outstanding share of R-B Rubber's common stock (other than shares the holders of which have perfected dissenters' rights of appraisal and shares owned directly or indirectly by Dash) will be converted into the right to receive a cash payment of $2.80 per share. After the merger, each share of R-B Rubber common stock held directly or indirectly by Dash will remain outstanding and represent a share of the common stock of R-B Rubber as the surviving corporation of the merger. In addition, each outstanding option with an exercise price less than $2.80 per share as of the effective time of the merger will be cancelled and the holders of the options will receive, for each option, the difference between $2.80 and the exercise price of the option, multiplied by the number of shares covered by the option. Outstanding options of R-B Rubber which have an exercise price of $2.80 or greater will be terminated and no consideration will be paid to the optionholder. See "—Description of the Merger."

        The aggregate purchase price to be paid in the merger to the shareholders and optionholders of R-B Rubber is approximately $3.0 million. Under the terms of the merger agreement, Dash will loan the merger consideration to R-B Acquisition Corp. Dash represented in the merger agreement that it has and will maintain enough cash on hand through the effective time of the merger to fund the consideration for the shares of common stock and the options under the merger agreement.

        Approval of the merger agreement and the related transactions requires the affirmative vote of the holders of a majority of all votes entitled to be cast by the holders of the common stock.

Description of the Merger

        Subject to the terms of the merger agreement, Dash will acquire the shares of common stock which it presently does not own through the merger in accordance with the merger agreement and applicable provisions of Oregon law. R-B Acquisition Corp. will merge into R-B Rubber, with R-B Rubber as the surviving corporation. As a result of the merger, R-B Rubber will become a wholly-owned subsidiary of Dash. The merger will become effective and the separate corporate existence of R-B Acquisition Corp. will cease at the effective time of the merger. Each share of common stock outstanding immediately prior to the merger's effective time (other than shares the holders of which have perfected dissenters' rights of appraisal and shares owned directly or indirectly by Dash) shall, by virtue of the merger and without any further action by the holder of the common stock, be cancelled and converted into and represent the right to receive the merger consideration.

        In addition, at the effective time of the merger, each option with an exercise price less than $2.80 per share will be cancelled, and each optionholder will receive, for each option, the difference between $2.80 per share and the exercise price of that option. At the effective time of the merger, there will be outstanding options to purchase approximately 360,240 shares, including options to purchase 301,441 shares with an exercise price less than $2.80. All outstanding options of R-B Rubber which have an exercise price of $2.80 or greater per share will be terminated and no consideration will be paid to the optionholder.

Vote Required

        Under Oregon law, approval of the merger agreement and the related transactions requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of R-B Rubber. As of the record date, we had                        shares of common stock issued and outstanding. At that date, the shares were held of record by approximately            shareholders.

        Dash, which owns approximately 70% of our common stock, has informed us that it intends to vote its shares in favor of the approval of the merger agreement and the related transactions. In addition, each of our directors and executive officers has indicated his intention to vote for the approval of the merger agreement and the related transactions. As a result, we anticipate that the merger agreement and the related transactions will be approved.

Interests of Certain Persons in the Merger

        Certain members of the board of directors and management of R-B Rubber have certain interests in the merger in addition to their interests as shareholders of R-B Rubber generally. The board of directors and the special committee of R-B Rubber were aware of these interests and considered them, among other matters, in unanimously approving the merger agreement and the related transactions.

        Affiliates of Dash.    Marvin S. Wool, Chairman of R-B Rubber, Gregory J. Divis, President and a director of R-B Rubber, and Sandon L. Wool, a director of R-B Rubber, are all affiliated with Dash. In addition, substantially all of Dash's outstanding stock is owned by Marvin S. Wool and trusts for the benefit of his family. All shares owned directly or indirectly by Dash will remain outstanding shares of R-B Rubber after the merger and will become the sole outstanding shares of R-B Rubber immediately following the merger. The holders of shares owned directly or indirectly by Dash and any persons to whom shares of R-B Rubber may be issued in the future will be the sole beneficiaries of any future earnings and growth of R-B Rubber following the merger. The shareholders of R-B Rubber who receive the merger consideration in exchange for their shares of R-B Rubber common stock will not benefit from any increase in the value of R-B Rubber. However, these shareholders will not bear the risk of any decrease in the value of R-B Rubber.

        Ownership of Stock and Stock Options.    Under the merger agreement, at the effective time of the merger, each share of common stock outstanding will be converted into the right to receive $2.80 per share. In addition, each holder of an option to purchase R-B Rubber common stock with an exercise price less than $2.80 per share will receive, in consideration for his or her agreement to surrender the option, the difference between $2.80 per share and the exercise price of the option multiplied by the number of shares of R-B Rubber common stock covered by the option. Outstanding options which have an exercise price of $2.80 or greater per share will be terminated and no consideration will be paid to the optionholders. The following directors and executive officers of R-B Rubber are expected to receive the following amounts in exchange for his shares of common stock and stock options outstanding as of the record date:

Name	Position	Number of Shares	Net Realizable Value of Shares	Number of Shares Underlying Options	Net Realizable Value of Options
Marvin S. Wool	Chairman of the Board	—	—	16,800	$4,452
Gregory J. Divis	Director and President	—	—	16,800	4,452
Paul M. Gilson	Director, Executive Vice President and General Manager	16,992	$47,578	80,640	95,676
Ronald L. Bogh	Director	245,102(1)	686,285	16,800	4,452
Sandon L. Wool	Director	—	—	16,800	4,452
Lawrence J. Young	Director	4,800	13,440	16,800	4,452
Leland B. Curtis	Director	1,728	4,838	16,800	4,452

(1)
Excludes 21,035 shares held by Mr. Bogh's children.

        Directors' and Officers' Liability Insurance.    The merger agreement also contains provisions for the continuation of R-B Rubber's directors' and officers' liability insurance. Under the terms of the merger agreement, Dash will cause to be maintained in effect the current policies of R-B Rubber's current directors' and officers' liability insurance coverage for three years from the effective time of the merger with respect to certain matters occurring prior to the effective time. Dash may satisfy this obligation by requesting prior to the effective time of the merger that R-B Rubber provide the extension of this insurance coverage. The merger agreement provides that in no event will Dash be obligated to spend in excess of $50,000 in order to maintain or provide this coverage.

        Indemnification of Directors and Officers.    The merger agreement also contains R-B Rubber's agreement to indemnify each director and officer of R-B Rubber prior to the merger for a period of three years following the effective time of the merger. Each director and officer shall be indemnified to the fullest extent permitted by law and/or R-B Rubber's articles of incorporation or bylaws for all costs incurred in connection with any claim action, suit proceeding or investigation arising out of his position with R-B Rubber. In addition, each of the members of the special committee, Leland B. Curtis and Lawrence J. Young, entered into an indemnification agreement with R-B Rubber. Their respective agreements provide that each will be indemnified to the full extent permitted by law and will be advanced expenses related to any proceeding arising from the fact that he is or was a director, officer, employee, trustee or agent of R-B Rubber, or was serving in one of those positions in any other company on behalf of R-B Rubber, and any expenses arising in connection with any alleged breach of his fiduciary duty as a director of R-B Rubber.

        Compensation for Service on Special Committee.    After the special committee reported on the merger agreement and the related party transactions, R-B Rubber's board voted to pay each of the members of the special committee $10,000 for his service on the special committee. The special committee is responsible for negotiating the merger agreement with Dash, determining whether to recommend the merger agreement to shareholders and reviewing the appropriateness of certain related party transactions with Dash as discussed under "Special Factors—Background of the Merger" and "R-B Rubber Products, Inc.—Transactions with Dash."

        Compensation of Certain Officers.    Ronald L. Bogh resigned as R-B Rubber's chief executive officer in June 2002. From June 1999 until his resignation, Mr. Bogh was a party to a three-year employment agreement with R-B Rubber and Dash which provided for compensation of (a) $160,800 per annum in year one, (b) $170,400 per annum in year two and (c) $180,000 per annum in year three. Mr. Bogh's compensation under the employment agreement also included the use of a company-owned vehicle, medical and health care coverage, life insurance coverage, country club dues and a bonus plan. Following his resignation, Mr. Bogh remains a party to a continuance of employment agreement under which Mr. Bogh is to receive $100,000 in the first year following his resignation, and $60,000 per annum thereafter through December 2008 for services as a technical advisor to operations and management functions of R-B Rubber. Under the continuance of employment agreement, Mr. Bogh also continues to receive medical and health care coverage and life insurance coverage during the term of the agreement.

        In June 1999, R-B Rubber, Dash and Paul M. Gilson agreed to a four-year employment agreement with compensation at the rate of (a) $114,000 per annum in year one, (b) $120,000 per annum in year two, (c) $126,000 per annum in year three and (d) $132,000 per annum in year four. The compensation rate is subject to change in the sole discretion of R-B Rubber. Mr. Gilson's compensation under the employment agreement also includes the use of a company-owned vehicle, medical and health care coverage, life insurance coverage and a bonus plan. The employment agreement was revised in June 2002 to fix Mr. Gilson's salary for the 2004 fiscal year at $132,000.

Financing of the Merger

        The total consideration expected to be paid to the shareholders and optionholders of R-B Rubber in the merger is approximately $3.0 million. Under the terms of the merger agreement, Dash will loan the merger consideration to R-B Acquisition Corp. to complete the merger. Dash represented in the merger agreement that it has, and will maintain through the merger's effective date, cash on hand to fund the merger consideration. There is no financing condition to the completion of the merger.

Exchange of Stock Certificates and Settlement of Options

        We currently anticipate that American Securities Transfer & Trust, Inc. will act as exchange agent to make payment of the merger consideration and the option consideration. In order to receive payment of the merger consideration and/or option consideration, each holder must surrender the certificate for the shares of common stock or the option agreement, as the case may be, together with a duly executed letter of transmittal (which the exchange agent will mail promptly after the merger's effective time to each holder of record of a certificate or agreement which, immediately prior to the effective time of the merger, represented issued and outstanding shares of common stock or options). On or before the merger's effective time, Dash will loan to R-B Acquisition Corp. and R-B Acquisition Corp. will cause to be deposited with the exchange agent an amount of immediately available funds equal to the aggregate merger consideration and the aggregate option consideration. The exchange agent shall distribute the merger consideration and option consideration to former shareholders and optionholders of R-B Rubber within 20 business days following receipt of a properly executed letter of transmittal and the required certificate or certificates. The exchange agent will not deliver the merger consideration or option consideration until the holder surrenders his or her certificates representing the shares or agreement or an appropriate affidavit of loss and indemnity agreement and/or bond, as Dash may require. If a shareholder requests payment for shares of common stock in a name other than that on the certificate for the shares is registered, then the certificate must be endorsed in proper form for transfer and that the person requesting the payment shall (a) pay the exchange agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or (b) establish to the satisfaction of the exchange agent that the tax has been paid or is not payable. After the effective time of the merger, there will be no transfers on the stock transfer books of R-B Rubber of the shares of common stock outstanding immediately prior to the effective time and any shares presented for transfer after the effective time will be cancelled and exchanged for the merger consideration. No interest shall accrue on the merger consideration or the option consideration after the effective time. Any amount of merger consideration or option consideration that has not been distributed to shareholders as of 180 days after the effective time shall be delivered to the surviving corporation of the merger. Thereafter, any shareholder or optionholder of R-B Rubber desiring to receive the merger consideration or option consideration must contact the surviving corporation of the merger directly.

Dissenters' Rights

        Each holder of common stock has the right to dissent from the merger and receive the fair value of his or her shares of common stock in cash if the shareholder follows the procedures set forth in the Oregon Revised Statutes, as amended, included as Annex C. We have summarized the material provisions of that statute below.

        Generally, the statute provides that shareholders of an Oregon corporation that merges with or into another corporation who are entitled to dissent from the sale and who have perfected their dissenters' rights, may require purchase of their shares for cash based on the fair value of those shares instead of receiving the proposed merger consideration. The fair value will be determined as of the day before the closing of the merger, and this determination will exclude any appreciation or depreciation in anticipation of the merger.

        A holder of common stock who properly follows the procedure for exercising dissenters' rights for his or her shares pursuant to Section 60.564 of the Oregon Revised Statutes may be entitled to receive in cash the "fair value" of his or her shares instead of the merger consideration. The "fair value" of a dissenting shareholder's shares will be the value of those shares the day before the closing date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. The "fair value" could be more than, equal to or less than the market value of common stock on the date immediately before the closing date of the merger. In the event the dissenting shareholder and R-B Rubber cannot agree on the "fair value" of the dissenter's common stock, "fair value" may ultimately be determined by a court in an appraisal proceeding.

        To properly exercise dissenters' rights with respect to the merger and to be entitled to payment under Section 60.564 of the Oregon Revised Statutes, a holder of common stock must, among other things:

  •
  before the special meeting, deliver to R-B Rubber written notice of the shareholder's intent to demand payment for his or her shares if the merger is effected;

  •
  not vote his or her shares in favor of the merger; and

  •
  upon receipt of a dissenters' notice from R-B Rubber, timely deliver a demand for payment, certifying that the shareholder acquired beneficial ownership before the date of the first announcement to the news media or to shareholders of the terms of the merger, or August 13, 2002, and timely deposit the shareholder's certificates in accordance with the terms of the dissenters' notice.

A vote against the merger, whether by proxy or in person, will not, by itself, be regarded as a written demand for payment for purposes of asserting dissenters' rights.

        Thus, any holder of common stock who wishes to dissent and who executes and returns a proxy on one of the accompanying proxy forms must specify that the holder's shares are to be voted against the merger or that the proxy holder should abstain from voting the holder's shares in favor of the merger. A vote against the merger is a proper exercise of dissenters' rights. If the shareholder returns a proxy without voting instructions, or with instructions to vote in favor of the merger, the holder's shares will automatically be voted in favor of the merger, and the shareholder will lose any dissenters' rights. Within 10 days after the closing of the merger, R-B Rubber will send a written dissenters' notice to each holder of common stock who satisfied the requirements of the first two bullet points above, indicating where the payment demand must be sent and where and when share certificates must be deposited. This notice will inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received. In addition, the notice will include, among other things, a form of payment demand that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires the person asserting dissenters' rights to certify whether or not the person acquired beneficial ownership of the shares before that date and will set the date by which R-B Rubber must receive the payment demand, which date may not be less than 30 or more than 60 days after the dissenters' notice is delivered.

        A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if (1) the beneficial shareholder submits to R-B Rubber the record shareholder's written consent to dissent not later than the time the beneficial shareholder asserts dissenters' rights and (2) the beneficial shareholder does so with respect to all shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

        After the closing of the merger, or upon receipt of a payment demand, R-B Rubber will pay each dissenter who complied with the statute the amount that R-B Rubber estimates to be the fair value of the shareholder's shares, plus accrued interest. The payment must be accompanied by, among other things, (1) R-B Rubber's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any, (2) a statement of R-B Rubber's estimate of the fair value of the shares, (3) a statement of how the interest was calculated, (4) a statement of the dissenter's right to demand payment under Section 60.587 of the Oregon Revised Statutes and (5) a copy of the dissenters' right provisions of the statute. If R-B Rubber does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, R-B Rubber will return the deposited certificates and release the transfer restrictions on the uncertificated shares.

        Regardless, with respect to shares acquired after the date of the first announcement to the news media or to shareholders of the terms of the merger, R-B Rubber may elect to withhold payment of the fair value of dissenters' shares plus accrued interest and, in that event, R-B Rubber will estimate after the closing date of the merger the fair value of the shares, plus accrued interest, and, will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

        A dissenter may notify R-B Rubber in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and demand payment of the dissenter's estimate, less any payment made, or, with respect to after-acquired shares for which R-B Rubber elected to withhold payment, reject R-B Rubber's offer of the fair value determined for the shares and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

  •
  the dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  •
  R-B Rubber fails to make payment within 60 days after the date set for demanding payment; or

  •
  the merger is not effected, and R-B Rubber does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies R-B Rubber of his or her demand in writing within 30 days after R-B Rubber makes or offers payment for the dissenter's shares.

        If a demand for payment remains unsettled, R-B Rubber will commence a court proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If R-B Rubber does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded. R-B Rubber will make all dissenters whose demands remain unsettled, whether or not residents of the State of Oregon, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. R-B Rubber may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in R-B Rubber's opinion, complied with the provisions of the ORS for exercising dissenters' rights. If the court determines that the shareholder has not complied, the shareholder will be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment for (1) the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by R-B Rubber or (2) the fair value, plus accrued interest, of the dissenter's after-acquired shares for which R-B Rubber elected to withhold payment.

        Any issued and outstanding common stock held by any dissenting stockholder who has not voted in favor of the merger and who complies with all the provisions of Sections 60.561 through 60.594 of the Oregon Revised Statutes will have the right to receive the consideration due under applicable provisions of those sections.

        The foregoing summary of the provisions regarding dissenters' rights is qualified in its entirety by the complete text of Sections 60.551 to 60.594 of the Oregon Revised Statutes which is attached as Annex C.

        Shareholders who are interested in perfecting dissenters' rights in connection with the merger should consult with their counsel for advice as to the procedures required to be followed.

Effective Time

        The effective time of the merger will be upon the issuance of a Certificate of Merger by the Secretary of State of the State of Oregon, which the parties will use their best efforts to cause to occur on the closing date of the merger agreement. Under the merger agreement, the closing date of the merger will occur on the date specified by Dash within five business days following the date on which each of the conditions to the merger have been satisfied or waived.

Material Federal Income Tax Consequences

        The following is a general summary of the material U.S. federal income tax consequences to a shareholder of R-B Rubber participating in the merger. The discussion does not purport to be a complete analysis of all potential tax considerations or consequences that may be relevant to particular shareholders of R-B Rubber (including foreign persons and persons who are not citizens or residents of the United States, insurance companies, tax-exempt entities, financial institutions or broker dealers, retirement plans, dealers in securities, persons who acquired their shares of common stock as a result of the exercise of employee stock options or otherwise as compensation, and persons who hold their shares of common stock as part of a "straddle," "hedge" or "conversion transaction subject to special treatment under federal income tax laws"). The following discussion assumes that all R-B Rubber shares are held as capital assets in the hands of R-B Rubber shareholders.

        The statements in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended, existing, temporary and currently proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. Future legislative, judicial or administrative actions or decisions, which may be retroactive in effect, may affect the accuracy of any statements in this proxy statement with respect to the transactions contemplated before the effective date of the changes.

        Each shareholder of R-B Rubber should consult his or her own tax advisor regarding the specific tax consequences to him or her of the merger, including the federal, state, local, foreign and other tax consequences of the merger, and of potential changes in applicable tax laws.

        For federal income tax purposes, the receipt of cash by a shareholder of R-B Rubber in exchange for shares of the common stock in the merger will constitute a taxable transaction to the shareholder. In general, a shareholder who receives cash in the merger in exchange for the shareholder's shares of common stock will recognize gain or loss equal to the difference, if any, between (a) the merger consideration and (b) the shareholder's tax basis in the common stock. Gain or loss will be calculated separately for each block of R-B Rubber shares sold in the merger. The capital gain or loss will be treated as long-term capital gain or loss if the shareholder has held the shares for more than 12 months at the time of the purchase. Long-term capital gain realized by a non-corporate taxpayer is taxed at a maximum federal rate of 20 percent. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by non-corporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

        Each holder of an option to acquire common stock who receives a cash payment equal to the difference between $2.80 per share and the exercise price of the option will realize ordinary income to the extent of the cash received.

        Information Reporting and Backup Withholding.    The amount paid to tendering shareholders for R-B Rubber shares will be reported to the Internal Revenue Service.

        The cash payments due to the holders of the common stock in the merger (other than certain exempt entities and persons, such as corporations) will be subject to a backup withholding tax at the rate of 31% unless certain requirements are met. Generally, the exchange agent will be required to deduct and withhold the tax if: (a) the shareholder fails to furnish a taxpayer identification number, or TIN, to the exchange agent or fails to certify under penalty of perjury that the TIN is correct; (b) the Internal Revenue Service notifies the exchange agent that the TIN furnished by the shareholder is incorrect; (c) the Internal Revenue Service notifies the exchange agent that the shareholder has failed to report interest, dividends or original issue discount in the past; or (d) there has been a failure by the shareholder to certify under penalty of perjury that the shareholder is not subject to the backup withholding tax. Any amounts withheld by the exchange agent in collection of the backup withholding tax will reduce the federal income tax liability of the shareholders from whom the tax was withheld.

Representations and Warranties

        The merger agreement contains the usual representations and warranties made in connection with business combinations, including representations and warranties relating to, among other things, organization and qualification to do business, authority to enter into the merger agreement, the absence of any conflict with or violation of applicable law, accuracy of information to be included in this proxy statement and the Schedule 13E-3 and absence of brokers. In addition, R-B Rubber makes additional representations and warranties with respect to the shareholder vote required to approve the merger agreement and the receipt of the fairness opinion from Grace Advisors, Inc. Dash also makes representations and warranties with respect to its possession of sufficient cash on hand to fund the merger consideration.

Conditions to the Merger

        The obligations of Dash and R-B Acquisition Corp. to complete the merger are subject to the satisfaction of a number of conditions, upon terms and conditions satisfactory to Dash, on or before closing, including the following:

  •
  the representations and warranties of R-B Rubber as set forth in the merger agreement shall be true, accurate and complete and R-B Rubber shall have in all material respects fulfilled or complied with each of its covenants under the merger agreement;

  •
  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger shall be in effect, nor shall any proceeding by any regulatory agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger which makes the completion of the merger illegal;

  •
  all necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of the merger agreement by the shareholders of R-B Rubber, required by law for the merger shall have been obtained;

  •
  Dash shall have received each of the closing documents required to be received from R-B Rubber under the merger agreement; and

  •
  Dash shall have reasonably determined that there has not been any change in the financial condition, results of operations or business of R-B Rubber that would have, or has had, since the date of the merger agreement, a material adverse effect on R-B Rubber.

        The obligations of R-B Rubber to complete the merger are subject to the satisfaction of a number of conditions, upon terms and conditions satisfactory to R-B Rubber, on or before closing, including the following:

  •
  the representations and warranties of Dash and R-B Acquisition Corp. as set forth in the merger agreement shall be true, accurate and complete and each of Dash and R-B Acquisition Corp. shall have in all material respects fulfilled or complied with each of its covenants under the merger agreement;

  •
  Dash and R-B Acquisition Corp. shall have performed and complied in all material respects with all of their obligations and agreements under the merger agreement required to be performed on or prior to the closing date under the merger agreement;

  •
  no injunction preventing the completion of the merger shall be in effect, nor shall any proceeding by any regulatory agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger which makes the completion of the merger illegal;

  •
  all necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of the merger agreement and the merger by the shareholders of R-B Rubber, required by law for completion of the merger shall have been obtained;

  •
  R-B Rubber shall have received each of the closing documents required to be received from Dash or R-B Acquisition Corp. under the merger agreement;

  •
  R-B Rubber shall have received from Grace Advisors, Inc., on or before the date of the mailing of this proxy statement, the written reaffirmation of the oral opinion previously delivered to the special committee, to the effect that the merger consideration is fair to the shareholders of R-B

    Rubber, other than Dash, from a financial point of view, and the opinion shall not have been withdrawn prior to the closing;

  •
  the merger shall have been approved by R-B Rubber's shareholders; and

  •
  Dash shall have caused to be deposited the merger consideration and option consideration with the exchange agent.

        Under the merger agreement, any party to the merger agreement may in writing waive the obligations to it of any other party to the merger agreement. Additionally, the merger agreement may be amended in writing by all the parties to the merger agreement. See "—Amendment and Waiver."

        As discussed above, Dash, which owns approximately 70% of the outstanding common stock of R-B Rubber, has advised R-B Rubber that Dash intends to vote its shares in favor of the approval of the merger agreement and the related transactions. As a result, R-B Rubber anticipates that the merger agreement and the related transactions will be approved. If the shareholders do not approve the merger agreement and the related transactions, the merger cannot be consummated. While no definitive plans have been formulated as to what course of action would be pursued if we do not obtain shareholder approval, our board of directors presently intends to continue the operation of R-B Rubber as an independent entity.

No Solicitation

        The merger agreement contains provisions that may have the effect of discouraging competing offers to acquire or merge with R-B Rubber. The merger agreement states that R-B Rubber will not permit any of its respective officers, directors, employees, agents or representatives to solicit or to hold discussions with, provide any information to any person, grant any waiver of a standstill agreement with respect to R-B Rubber's common stock or enter into any merger agreement in connection with any proposal for the acquisition of all or any substantial portion of the business, assets, shares of common stock or other securities of R-B Rubber, or any merger of R-B Rubber with any person. R-B Rubber is obligated to promptly inform Dash of its receipt and the substance of any of these proposals. However, if the board of directors receives an unsolicited proposal from a third party for a business combination or transaction and the board of directors determines in good faith, after discussions with the special committee and receipt of written opinions from Grace Advisors, Inc. and its outside counsel, that its fiduciary duties require it to pursue this other proposal, the board of directors may withdraw or modify its recommendation that the shareholders vote for the merger agreement or cause R-B Rubber to terminate the merger agreement before the shareholders vote on the merger if it pays Dash a termination fee of $200,000.

Conduct of Business Pending the Merger

        R-B Rubber has agreed that it will conduct its business in the ordinary course and preserve its business intact. Among other things, in the merger agreement R-B Rubber has agreed that it will not, without the prior written consent of Dash, except in some circumstances as may be required under existing obligations as disclosed to Dash:

  •
  issue any shares of common stock or any options, warrants, or other rights to subscribe for or purchase shares of common stock or any securities convertible into or exchangeable for any capital stock of R-B Rubber or any of its subsidiaries;

  •
  redeem, purchase or otherwise acquire any shares of common stock or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize R-B Rubber or any subsidiary of R-B Rubber;

  •
  change R-B Rubber's articles of incorporation or bylaws;

  •
  grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any options to receive common stock or adopt or make any change in any bonus, insurance, pension, or other employee benefit and fringe benefit program for the benefit of former or current employees of R-B Rubber or its subsidiaries, agreement, payment or arrangement made to, for or with any these officers or employees;

  •
  borrow any amount of funds except in the ordinary course of business or under existing credit facilities, or directly or indirectly guarantee or agree to guarantee any obligations of others, except in the ordinary course of business or under existing obligations;

  •
  purchase or otherwise acquire any investment security for its own account, except in a manner consistent with past practice;

  •
  enter into any agreement, contract or commitment out of the ordinary course of business that requires an annual payment in excess of $10,000;

  •
  place on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance;

  •
  cancel or accelerate any material indebtedness owing to R-B Rubber or related claims which it may possess or waive any material rights with respect to any material indebtedness;

  •
  sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property;

  •
  commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a material adverse effect on R-B Rubber;

  •
  purchase any real or personal property or make any other capital expenditure;

  •
  take any action which would materially and adversely affect or delay the ability of either Dash or R-B Rubber to obtain any necessary approvals of any regulatory agency or other governmental authority required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement;

  •
  violate any law, statute, rule, governmental regulation or order, which violation would have a material adverse effect on R-B Rubber; or

  •
  change accounting principles or practices, or the method of applying accounting principles or practices, except as required by generally accepted accounting principles.

        Under the merger agreement, R-B Rubber also agreed that it will:

  •
  not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of the merger agreement;

  •
  not engage in any transaction or take any action that would render untrue any of the representations and warranties of R-B Rubber contained in the merger agreement;

  •
  promptly notify Dash in writing of the occurrence of any matter or event known to and directly involving R-B Rubber that would reasonably be expected to have a material adverse effect on R-B Rubber;

  •
  in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the merger agreement, give prompt written notice to Dash and use its best efforts to prevent or promptly remedy the breach;

  •
  not facilitate, participate or enter into any agreement regarding any other merger, consolidation, share exchange, business combination, liquidation, tender offer or other similar transaction, unless the transaction meets certain criteria that are set forth in the merger agreement, including, being considered by R-B Rubber's board of directors as a superior alternative to the merger; and

  •
  permit Dash access to its properties, facilities, operations, books and records as necessary to become familiar with R-B Rubber.

        Under the merger agreement, among other things, Dash and R-B Acquisition Corp. each agreed:

  •
  not to engage in any transaction or take any action that would render untrue any of the representations and warranties of it that are contained in the merger agreement;

  •
  in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of its representations or agreements contained in the merger agreement, to give prompt written notice of the event or condition to R-B Rubber and use its best efforts to prevent or promptly remedy the breach; and

  •
  maintain sufficient cash on hand to pay the merger consideration.

Termination of the Merger Agreement

        The merger agreement provides that either party may terminate the merger agreement upon written notice to the other party if:

  •
  the merger has not been consummated by March 1, 2003, except that no party may terminate the merger agreement if that party was the cause of the delay;

  •
  R-B Rubber's shareholders do not approve the merger agreement and the merger by the requisite vote;

  •
  R-B Rubber and Dash mutually agree to terminate the merger agreement;

  •
  there is a breach of any of the representations or warranties or a material breach of any of the agreements of Dash or R-B Rubber, which breach is not cured within 30 days after written notice to cure the breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of the merger agreement and the merger shall have been previously obtained, may terminate and cancel the merger agreement by providing written notice of the action to the other party; or

  •
  any of the conditions to the obligations of either party are not satisfied on or prior to the closing of the merger, and if any applicable cure period has lapsed, then the party may, regardless of whether approval of the merger agreement and the merger by the shareholders of R-B Rubber has been previously obtained, terminate and cancel the merger agreement by delivery of written notice of the action to the other party on the date.

        Dash may also terminate the merger agreement before the merger is effective if R-B Rubber's board of directors withdraws or modifies its approval and recommendation of the merger agreement in any manner adverse to Dash.

        If the board of directors receives an unsolicited proposal from a third party for a business combination or transaction and it believes it would be a breach of its fiduciary duties to R-B Rubber's shareholders not to pursue the proposal, R-B Rubber may terminate the merger agreement prior to the date R-B Rubber's shareholders vote on the merger if it pays Dash a termination fee of $200,000.

Amendment and Waiver

        The parties may jointly amend or modify the merger agreement in writing. However, the parties may not amend or modify the merger agreement to change the amount or form of merger consideration or option consideration after the shareholders of R-B Rubber have approved the merger agreement. In addition, each party may waive its right to require the other party to comply with the terms and conditions of the merger agreement.

Expenses

        The following table sets forth the expenses to be incurred by R-B Rubber in connection with the merger:

SEC filing fees	$600
Financial advisor's fee	30,000
Legal fees and expenses	80,000
Printing and mailing expenses	4,000
Miscellaneous	400

Total	$115,000

        All of the above amounts are estimates except for the SEC filing fees.

        The merger agreement provides that each party will bear and pay all expenses incurred by it in connection with the transactions contemplated by the merger agreement. R-B Rubber will bear the cost of mailing this proxy statement.

Accounting Treatment

        Dash will account for the merger and the related transactions under the purchase method of accounting as required by Accounting Principles Board Opinion No. 16, Business Combinations.

Regulatory Approvals

        Neither Dash nor R-B Rubber is aware of any material governmental or regulatory approval required for completion of the merger, other than compliance with the relevant federal and state securities laws and the corporate laws of Oregon.

R-B RUBBER PRODUCTS, INC.

General

        R-B Rubber, which is an Oregon corporation, is a vertically integrated rubber recycler and manufacturer that processes scrap tires and rubber to produce high quality, durable rubber mats and other products and protective surfaces. R-B Rubber sells its products to agribusiness concerns, sports and fitness facilities and other commercial and industrial users. At July 31, 2002, R-B Rubber reported, on a consolidated basis, total assets of $10.4 million, total liabilities of $3.6 million and shareholders' equity of $6.9 million.

        R-B Rubber's executive offices are located at 904 East 10th Avenue, McMinnville, Oregon 97128, and its main telephone number is (503) 472-4691.

Recent Developments

        On June 20, 2002, R-B Rubber announced the retirement of Ronald Bogh, R-B Rubber's founder and President. Mr. Bogh retained his position as a director of R-B Rubber. Also on June 20, 2002, R-B Rubber announced the promotion of Gregory J. Divis to President of R-B Rubber and the promotion of Paul M. Gilson to Executive Vice President and General Manager of R-B Rubber.

        On June 26, 2002, R-B Rubber announced that it recently had acquired new equipment at a cost of approximately $1.2 million that will allow R-B Rubber to produce a variety of rolled rubber products to be used primarily in new markets such as rolled flooring surfaces and flooring underlayment applications.

        Also on June 26, 2002, R-B Rubber announced that its audit committee had begun to seek proposals from various audit firms to replace Arthur Andersen LLP as R-B Rubber's independent auditors. On July 1, 2002, R-B Rubber engaged KPMG LLP as its new independent auditors. On August 13, 2002, R-B Rubber announced that Arthur Andersen LLP has discontinued the practice of providing confirmatory letters with respect to the representations made by former clients in connection with reporting a change of independent auditors from Arthur Andersen to a successor firm as required by the SEC.

Subsidiary

        R-B Rubber has one subsidiary, RB Recycling, Inc. RB Recycling operates a tire collection and processing site in Portland, which utilizes tire collection routes, tire shredding equipment and handling systems for the collection of tires and production of tire chips. During the fiscal year ended April 30, 2002, approximately 90% of the output of RB Recycling was utilized by R-B Rubber to manufacture its products. The remaining tire chips were sold to outside customers as tire-derived fuel and for various other rubber applications.

Market Areas

        R-B Rubber markets its products through advertising in trade magazines, participation at trade shows in related industries and targeting of prospective retail outlets and distributors. R-B Rubber has developed a point of sale program in order to improve in store presentation and marketing. This program includes the use of in store representatives to ensure proper inventory levels and attractive presentation of point of sale information.

Competition

        R-B Rubber believes it is one of the largest manufacturers of heavy rubber matting in North America. However, the market for R-B Rubber's products is highly competitive. Some of R-B Rubber's competitors may be larger, have greater financial resources or have more advanced technology than R-B Rubber. Its principal competition in the agribusiness market comes from approximately five competitors in the Midwest and Canada. Management believes that one agribusiness competitor holds a market share approximately equal to that of R-B Rubber, while the others hold smaller market shares than R-B Rubber. Raw material availability and cost have a great impact on the market, and certain competitors may enjoy certain subsidies that are not available to R-B Rubber. These subsidies provide a competitive advantage to those companies.

        R-B Rubber's principal competition in the fitness market consists of one competitor located in Germany and two firms in the Midwest.

        In recent years, the number of competitors within specific product categories in the rubber mat industry has increased in number. There is an increasing amount of rubber matting that is being imported from government-subsidized Canadian manufacturers. Additionally, R-B Rubber believes there are 30 states in the United States that offer recycling incentives to rubber processors. R-B Rubber actively promotes tire recycling and is seeking to participate in the Oregon task force to evaluate recycling incentives in that state.

        Competitive factors include quality of products, service including product availability and timely delivery, price and reliability. R-B Rubber believes that it currently competes favorably with respect to these factors in most product categories. However, competitors may substantially increase their resources devoted to the development and marketing of products competitive with those of R-B Rubber and government subsidies of foreign competitors may adversely affect the market.

Employees

        At April 30, 2002, R-B Rubber had 107 employees. None of R-B Rubber's employees are covered by collective bargaining agreements, and R-B Rubber believes its relations with its employees are good.

Directors and Officers

        The name, age and position of each of the directors and executive officers of R-B Rubber is set forth below. Each person is a citizen of the United States. The business address for each person is 904 East 10th Avenue, McMinnville, Oregon 97128.

Name	Age	Position with R-B Rubber	Director Since
Marvin S. Wool	73	Chairman of the Board	1999
Gregory J. Divis	61	Director and President	1999
Paul M. Gilson	54	Director, Executive Vice President and General Manager	1999
Ronald L. Bogh	59	Director	1985
Sandon L. Wool	48	Director	1999
Lawrence J. Young	58	Director	1999
Leland B. Curtis	58	Director	1999

        The following sets forth with respect to each executive officer and director the person's (a) present principal occupation or employment, (b) the name, principal business and address of any corporation or other organization in which the employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name, principal business and address of any corporation or other organization in which the occupation, position, office or employment was carried on.

        Mr. Sandon L. Wool is the son of Mr. Marvin S. Wool. Otherwise, there are no family relationships among any director or executive officer of R-B Rubber.

        Marvin S. Wool was named the Chairman of the Board of R-B Rubber in June 1999. Since 1973, Mr. Wool has served as the President and Chairman of the Board of Dash. Mr. Wool also serves as Treasurer of Dash. Mr. Wool also is Chairman of the board of directors of Allegiant Bancorp, Inc. in St. Louis, Missouri.

        Gregory J. Divis has served as President of R-B Rubber since June 2002. Mr. Divis was named director of R-B Rubber in June 1999 and served as Senior Vice President of R-B Rubber from 1999 to June 2002. Mr. Divis has served as a director of Dash since 1988 and as Senior Vice President of Dash since 1996.

        Paul M. Gilson joined R-B Rubber in 1990 as Vice President of Operations and has been the Executive Vice President and General Manager of R-B Rubber since June 2002. Mr. Gilson served as Senior Vice President of R-B Rubber from 1996 to June 2002. Mr. Gilson served as Chief Operating Officer, Secretary and Treasurer of R-B Rubber from 1996 to June 1999.

        Ronald L. Bogh founded R-B Rubber in 1985 and has been a director of R-B Rubber since 1985. Mr. Bogh served as President of R-B Rubber from 1996 to June 2002 when he resigned. Mr. Bogh now serves as a technical advisor to management of R-B Rubber. Mr. Bogh served as Chairman of the Board and Chief Executive Officer from 1995 to June 1999. Prior to his founding of R-B Rubber in 1985, Mr. Bogh was the Southern U.S. Sales Manager for Cascade Steel in McMinnville, Oregon.

        Sandon L. Wool was named a director of R-B Rubber in June 1999. Mr. Sandon L. Wool has served as a director of Dash since 1980, as Vice President since 1994 and as Assistant Secretary since 1999. Since 1997, Mr. Sandon L. Wool has also served as President of MarChem Corporation, a subsidiary of Dash.

        Lawrence J. Young was named a director of R-B Rubber in June 1999. Mr. Young is a CPA and the retired Chairman and Chief Executive Officer of Angelica Corporation, a company engaged in textile sales and uniform rental, laundry and sales. Mr. Young served as Chairman and Chief Executive

Officer of Angelica Corporation from 1990 to July 1997 and as Executive Vice President of Angelica Corporation from August 1997 to June 1998.

        Leland B. Curtis was named a director of R-B Rubber in October 1999. Mr. Curtis has been a partner with the law firm of Curtis, Oetting, Heinz, Garrett and O'Keefe, P.C., located at 130 South Bemiston, Suite 200, St. Louis, Missouri 63105, since 1986. Mr. Curtis is a director of Allegiant Bancorp, Inc.

        During the past five years none of the above named directors or officers of R-B Rubber has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceedings that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Market Price and Dividend Policy

        R-B Rubber's common stock is quoted on the National Association of Securities Dealers Automated Quotation System Small-Cap Market under the symbol "RBBR." The following table sets forth the high and low sales prices (adjusted for the 20 percent common stock split effected in March 2001) as reported by the Nasdaq Small-Cap Market for the periods indicated. R-B Rubber paid no cash dividends during the periods indicated.

Fiscal Year Ended April 30, 2001	High	Low
Quarter 1	$3.35	$1.46
Quarter 2	3.28	2.19
Quarter 3	2.50	1.77
Quarter 4	2.45	1.46
Fiscal Year Ended April 30, 2002	High	Low
Quarter 1	$3.30	$2.00
Quarter 2	2.07	1.75
Quarter 3	2.50	1.60
Quarter 4	3.15	1.26
Fiscal Year Ended April 30, 2003	High	Low
Quarter 1	$2.25	$1.34
Quarter 2 (through September 19, 2002)	2.99	1.53

Transactions with Dash

        MarChem Pacific, Inc., a wholly owned subsidiary of Dash, is R-B Rubber's primary supplier of bonding materials used in its mat-making process. During the fiscal years ended April 30, 2002 and 2001, R-B Rubber paid a total of $867,547 and $688,964, respectively, to MarChem Pacific, Inc. At April 30, 2002 and 2001, R-B Rubber owed MarChem Pacific, Inc. $77,957 and $2,240, respectively, for such materials.

        During the fiscal years ended April 30, 2002 and 2001, R-B Rubber paid $300,000 per year to Dash for management services and $108,369 and $41,199, respectively, for travel services. Included in accounts payable at April 30, 2002 and 2001 was $0 and $110,072, respectively, owed to Dash for management fees, travel services and other company-related expenses. During the fiscal years ended April 30, 2002 and 2001, R-B Rubber contracted for its group health insurance and general liability insurance as a related group with Dash, who procures the policies for the entire related group. Premiums paid to Dash under these plans in fiscal 2002 and 2001 totaled $233,109 and $401,411, respectively. The premiums are allocated to R-B Rubber based upon formulas provided by the insurance carrier, which may not be indicative of R-B Rubber's premiums if R-B Rubber independently procured its insurance. In June 2001, R-B Rubber withdrew from the Dash-sponsored group health insurance plan. In addition to the transactions discussed above, R-B Rubber also reimbursed Dash for other expenditures made on its behalf. During the fiscal year ended April 30, 2002, R-B Rubber paid $66,124 to Dash for computer hardware and software related to a computer system implementation scheduled for fiscal 2003. R-B Rubber also reimburses Dash for certain out-of-pocket travel and entertainment expenses charged by company employees on credit cards supplied by Dash. These expenses totaled $33,442 and $44,623, respectively, for the fiscal years ended April 30, 2002 and 2001. Also during the fiscal years ended April 30, 2002 and 2001, R-B Rubber reimbursed Dash for out-of-pocket expenses related to joint participation in a trade show and other items totaling $27,496 and $25,170, respectively. During the fiscal year ended April 30, 2001, R-B Rubber reimbursed Dash for out-of-pocket expenditures in the amount of $68,892 related to the purchase of production equipment utilized in the McMinnville facility.

Common Stock Purchases by Dash

        The following sets forth the date, amount and purchase price of R-B Rubber common stock purchased during the past two years by Dash. None of the executive officers or directors of Dash purchased shares of R-B Rubber common stock during the past two years.

Date	Number of Shares	Purchase Price
05/09/01	500	$2.89
05/09/01	500	3.08
05/10/01	2,000	3.05
05/10/01	3,500	3.06
05/11/01	500	3.30
05/14/01	3,000	3.11

DASH MULTI-CORP., INC.

General

        Through its various subsidiaries, Dash manufactures and markets polyvinyl chloride and urethane systems, urethane raw materials, carpet underlayment and backing, non-slip textiles and coated fabrics for marine and outdoor applications. The majority of Dash's sales are derived from manufacturing polyvinyl chloride and urethane raw materials which are sold to customers throughout the United States. Dash is a Missouri corporation organized in 1973. Dash is a privately-owned company; substantially all of its outstanding stock is owned by Marvin S. Wool and trusts for the benefit of his family. Dash currently owns 2,267,146 shares, or approximately 70%, of the outstanding common stock of R-B Rubber.

        At July 31, 2002, on a consolidated basis, Dash reported total assets of $59.3 million, total liabilities of $19.2 million and shareholders' equity of $40.1 million.

        The executive offices of Dash are located at 2500 Adie Road, Maryland Heights, Missouri 63043, and its main telephone number is (314) 432-3200.

Subsidiaries

        Dash's wholly-owned and majority-owned subsidiaries, other than R-B Rubber, are MarChem Corporation, MarChem Southeast, Inc., MRS Chemicals, Inc., Dash Chemicals, Inc., Bondafoam, Inc., MarChem Coated Fabrics, Inc., MarChem Dublon, Inc., MarChem Pacific, Inc., Griptex Industries, Inc., Harvin Reaction Technology, Inc., Quick-Knit, Inc., Specialty Rubber Recycling, Inc., Conway Air Corporation, Dash Services, Inc., R-B Acquisition Corp. and Milan Molded Rubber Products, Inc.

Directors and Officers

        The name, age and position of each of the executive officers and directors of Dash is set forth below. Each person is a citizen of the United States of America. The business address for each person is 2500 Adie Road, Maryland Heights, Missouri 63043.

Name	Age	Position with Dash
Marvin S. Wool	73	Chairman, President and Treasurer
Harlene E. Wool	72	Director
Gregory J. Divis	61	Director and Senior Vice President
Sandon L. Wool	48	Director, Vice President and Assistant Secretary
John C. Lockard	59	Director and Vice President Technical Development
Paul C. Simons	52	Vice President Finance and Assistant Treasurer
Robert D. Cunningham	57	Vice President
William D. Sutton	48	Vice President Corporate Development, General Counsel and Secretary
William H. Schneider	61	Vice President Subsidiary Operations

        The business experience of each of Marvin S. Wool, Gregory J. Divis and Sandon L. Wool is discussed under "R-B Rubber Products, Inc.—Directors and Officers." The following sets forth with respect to each other executive officer and director of Dash the person's (a) present principal occupation or employment, (b) the name, principal business and address of any corporation or other organization in which the employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name, principal business and address of any corporation or other organization in which the occupation, position, office or employment was carried.

        Harlene E. Wool has served as a director of Dash since November 2000. Ms. Wool also is active in various charitable organizations in the St. Louis, Missouri area.

        John C. Lockard has served as a director of Dash since 1994, and as Vice President Technical Development of Dash since September 1999. Mr. Lockard also has served as Vice President Technology of Marchem Corporation, a subsidiary of Dash, since 1994.

        Paul C. Simons has served as Vice President Finance and Assistant Treasurer of Dash since 1991.

        Robert D. Cunningham has served as a Vice President of Dash since 1993.

        William D. Sutton has served as General Counsel and Secretary of Dash since June 2000, and as Vice President Corporate Development since September 2001. Prior thereto, Mr. Sutton served as Senior Vice President Legal & Administration, Secretary and General Counsel of Dailey International, Inc., a provider of specialty drilling services and downhole tools to the oil and gas industry, located at 2507 North Frazier, Conroe, Texas 77303, from 1998 until August 1999 and as Senior Vice President, Secretary and General Counsel of Dailey International, Inc. from 1990 to 1998. Mr. Sutton has served as Secretary of R-B Rubber since June 2002.

        William H. Schneider has served as Vice President Subsidiary Operations of Dash since September 2001. During 1999, Mr. Schneider served as President and Chief Executive Officer of Mid-America Bag, L.L.C., a provider of high-quality low-density and high-density polyethylene bags, located at 2332 Commonwealth, North Chicago, Illinois 60064. From 1997 to 1998, Mr. Schneider served as Business Director, Graphic Arts of Goodrich Corporation, a worldwide supplier of aerospace components, systems and services, located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217-4578.

        During the past five years, neither Dash nor any of the above named directors or officers of Dash has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceedings that resulted in a judgment decree or final order enjoining the person from future violations of or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

R-B ACQUISITION CORP.

        R-B Acquisition Corp. is an Oregon corporation and a wholly-owned subsidiary of Dash. R-B Acquisition Corp. has conducted no business operations and was formed in June 2002 solely to complete the merger.

        The executive offices of R-B Acquisition Corp. are located at 904 East 10th Avenue, McMinnville, Oregon 97128, and its main telephone number is (503) 472-4691.

STOCK OWNERSHIP OF R-B RUBBER PRODUCTS, INC.

        The following table sets forth certain information regarding the beneficial ownership of common stock of R-B Rubber as of August 16, 2002 as to (1) each person who is known by R-B Rubber to beneficially own 5% or more of the outstanding shares of R-B Rubber's common stock, (2) each director of R-B Rubber, (3) each executive officer of R-B Rubber and (4) all directors and executive officers of R-B Rubber as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the common stock owned by them.

Five Percent Shareholders, Directors and Executive Officers of R-B Rubber	Shares Beneficially Owned(1)	Approximate Percentage Owned
Dash Multi-Corp, Inc.(2)	2,267,146	70.0%
Marvin S. Wool(2)(3)(7)	2,283,946	70.3
Ronald L. Bogh(4)(5)	282,937	8.7
Paul M. Gilson(4)(6)	97,632	2.9
Gregory J. Divis(4)(7)	16,800	*
Sandon L. Wool(4)(7)	16,800	*
Lawrence J. Young(4)(7)	21,600	*
Leland B. Curtis(4)(7)	18,528	*
All directors and executive officers as a group (7 persons)(8)	2,738,243	80.2%

*
Less than one percent

(1)
Applicable percentage of ownership is based on 3,234,271 shares of common stock outstanding as of August 16, 2002 together with applicable options for the beneficial owners. Shares of common stock subject to options currently exercisable or exercisable within 60 days after August 16, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

(2)
The address for the person is 2500 Adie Road, Maryland Heights, Missouri 63043.

(3)
2,267,146 shares are held of record by Dash Multi-Corp, Inc. As the controlling shareholder of Dash Multi-Corp, Inc., Mr. Wool may be deemed to share beneficial ownership of the shares. Mr. Wool disclaims beneficial ownership of these shares.

(4)
The address for the person is 904 E. 10th Avenue, McMinnville, Oregon 97128.

(5)
Includes 21,035 shares of common stock held by Mr. Bogh's children, for which Mr. Bogh has sole voting power pursuant to a voting agreement dated April 15, 1995, and 16,800 shares subject to options exercisable within 60 days of August 16, 2002.

(6)
Includes 80,640 shares subject to options exercisable within 60 days of August 16, 2002.

(7)
Includes 16,800 shares subject to options exercisable within 60 days of August 16, 2002.

(8)
Includes 181,440 shares subject to options exercisable within 60 days of August 16, 2002.

        The following table sets forth certain information regarding the beneficial ownership of common stock of R-B Rubber as of August 16, 2002 as to (1) each director of Dash, (2) each executive officer of Dash and (3) all directors and executive officers of Dash as a group. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the common stock owned by them. The address for each person is 2500 Adie Road, Maryland Heights, Missouri 63043.

Five Percent Shareholders, Directors and Executive Officers of Dash	Shares Beneficially Owned(1)	Approximate Percentage Owned
Marvin S. Wool(2)(3)	2,283,946	70.3%
Harlene E. Wool	—	—
Gregory J. Divis(3)	16,800	*
Sandon L. Wool(3)	16,800	*
John C. Lockard	—	—
Paul C. Simons	—	—
Robert D. Cunningham	—	—
William D. Sutton	—	—
William H. Schneider	—	—
All directors and executive officers as a group (9 persons)	2,317,546	71.6%

*
Less than one percent

(1)
Applicable percentage of ownership is based on 3,234,271 shares of common stock outstanding as of August 16, 2002 together with applicable options for the beneficial owners. Shares of common stock subject to options currently exercisable or exercisable within 60 days after August 16, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

(2)
2,267,146 shares are held of record by Dash. As the controlling shareholder of Dash, Mr. Wool may be deemed to share beneficial ownership of the shares. Mr. Wool disclaims beneficial ownership of these shares.

(3)
Includes 16,800 shares subject to options exercisable within 60 days of August 16, 2002.

SHAREHOLDER PROPOSALS

        If the merger is not consummated, R-B Rubber plans to hold its 2002 annual meeting of shareholders on                        , 2002. If the merger is not consummated before that date, any shareholder who wishes to present a proposal for inclusion in the proxy materials for R-B Rubber's 2002 annual meeting of shareholders must submit the proposal to R-B Rubber by not later than                        , 2002. Shareholder proposals which do not appear in the proxy statement may be considered at the 2002 annual meeting of shareholders only if written notice of the proposal is received by R-B Rubber by not later than            , 2002. Any shareholder proposals are subject to the requirements of the proxy rules adopted under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

        R-B Rubber files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and obtain a copy of any document we file with the Commission:

  •
  at the Public Reference Room of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; or

  •
  from the Commission's web site at www.sec.gov.

        The Commission may charge a prescribed or modest fee for copies.

INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission permits us to incorporate by reference the information that we have filed with it. This means that important information, not presented in this proxy statement, may be contained elsewhere. We incorporate by reference the documents listed below:

  •
  Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002;

  •
  Our Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2002; and

  •
  Our Current Reports on Form 8-K filed on June 26, 2002 (as amended by the Form 8-K/A filed on July 12, 2002) and August 20, 2002.

        Copies of the Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002 and the Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2002 have been delivered with this proxy statement. You may obtain an additional copy of the Form 10-KSB or Form 10-QSB or a copy of any other document referred to above, without charge, by making a written or telephone request to Donald Overturf 904 East 10th Avenue, McMinnville, Oregon 97128, telephone (503) 472-4691. If you would like to request copies of the documents, please do so by            , 2002 in order to receive them before the special meeting.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

DASH MULTI-CORP., INC.
a Missouri corporation,

and

R-B ACQUISITION CORP.
an Oregon corporation,

and

R-B RUBBER PRODUCTS, INC.
an Oregon corporation

Dated August 13, 2002

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 13, 2002, by and among DASH MULTI-CORP., INC., a Missouri corporation ("Dash"), R-B ACQUISITION CORP., an Oregon corporation ("Acquisition Corp"), and R-B RUBBER PRODUCTS, INC., an Oregon corporation ("RBBR").

RECITALS

        WHEREAS, upon the terms and subject to the conditions set forth herein and in accordance with the provisions of the Oregon Business Corporation Act (the "OBCA"), Dash, Acquisition Corp and RBBR propose to enter into a business combination pursuant to which Acquisition Corp will merge with and into RBBR, with the result that RBBR shall be the surviving corporation and shall become a wholly owned subsidiary of Dash (the "Merger"), all upon the terms and conditions set forth herein.

        WHEREAS, the special committee of the Board of Directors of RBBR (the "Special Committee"), after considering a number of factors, including the asset and market value of RBBR, RBBR's earnings on an historical and projected basis, future prospects of RBBR and all other factors that affect the intrinsic value of the common stock of RBBR, has (i) determined that the Stock Consideration (as defined below) to be issued in the Merger is fair to the RBBR shareholders and consistent with and in furtherance of RBBR's long-term business strategies and advisable and in the best interests of the RBBR shareholders; (ii) approved this Agreement and all other agreements and transactions contemplated by this Agreement; and (iii) determined to recommend that the Board of Directors of RBBR and the RBBR shareholders vote in favor of the Merger.

        WHEREAS, the Board of Directors of RBBR, having received the recommendation of the Special Committee and, after considering a number of factors, including the asset and market value of RBBR, RBBR's earnings on an historical and projected basis, future prospects of RBBR and all other factors that affect the intrinsic value of the common stock of RBBR, has (i) determined that the Stock Consideration to be issued in the Merger is fair to the RBBR shareholders and consistent with and in furtherance of RBBR's long-term business strategies and advisable and in the best interests of the RBBR shareholders; (ii) approved this Agreement and all other agreements and transactions contemplated by this Agreement; and (iii) determined to recommend that the RBBR shareholders vote in favor of the Merger.

        WHEREAS, the Boards of Directors of Dash and Acquisition Corp have approved and deem it advisable and in the best interests of Dash and Acquisition Corp and their respective shareholders to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement.

        WHEREAS, Dash, Acquisition Corp and RBBR desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Dash, Acquisition Corp and RBBR hereby agree as follows:

ARTICLE ONE
TERMS OF MERGER AND CLOSING

        Section 1.01.    Merger.    At the Effective Time (as defined below) of the Merger, pursuant to the terms and provisions set forth herein and the Oregon Business Corporation Act, as amended (the "Oregon Corporate Law"), Acquisition Corp shall merge with and into RBBR. Acquisition Corp and RBBR are sometimes referred to herein as the "Constituent Corporations."

        Section 1.02.    Merging Corporation.    Acquisition Corp shall be the merging corporation in the Merger and its corporate identity and existence, separate and apart from RBBR, shall cease upon consummation of the Merger.

        Section 1.03.    Surviving Corporation.    RBBR shall be the surviving corporation in the Merger (RBBR, from and after the Effective Time, is sometimes referred to herein as the "Surviving Corporation"). No changes in the Articles of Incorporation or By-Laws of RBBR shall be effected by the Merger. At the Effective Time, the officers and directors of Acquisition Corp shall become the officers and directors of the Surviving Corporation.

        Section 1.04.    Effect of Merger.    The Merger shall have all of the effects provided for herein and under the Oregon Corporate Law. Without limiting the foregoing, (a) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and (b) the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

        Section 1.05.    Conversion of RBBR Common.

        (a)  At the Effective Time, by virtue of the Merger and without any action on the part of Dash, Acquisition Corp, RBBR or their respective shareholders, each outstanding share of common stock, no par value, of RBBR ("RBBR Common") issued and outstanding immediately prior to the Effective Time (other than shares of RBBR Common owned directly or indirectly by Dash ("Dash Owned RBBR Common"), shares cancelled pursuant to Section 1.05(c) and Dissenting Shares (as defined in Section 1.05(f)) shall be converted into the right to receive $2.80 in cash (the "Stock Consideration").

        (b)  At the Effective Time, all of the shares of RBBR Common, other than Dash Owned RBBR Common, shares cancelled pursuant to Section 1.05(c) and Dissenting Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of RBBR Common (the "Stock Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Stock Consideration upon the surrender of such Stock Certificate or Stock Certificates in accordance with Section 1.09 hereof.

        (c)  At the Effective Time, each share of RBBR Common, if any, held in the treasury of RBBR or by any direct or indirect subsidiary of RBBR (other than shares held in fiduciary, nominee or similar capacities and shares held by RBBR or any of its subsidiaries in respect to a debt previously contracted or Dissenting Shares) immediately prior to the Effective Time shall be cancelled and no consideration shall be delivered in exchange therefor.

        (d)  At the Effective Time, each share of Dash Owned RBBR Common shall continue in existence upon the consummation of the Merger as a share of the Surviving Corporation and shall constitute issued and outstanding shares of capital stock of the Surviving Corporation.

        (e)  At the Effective Time, the shares of common stock of Acquisition Corp outstanding immediately prior to the Effective Time shall be cancelled.

        (f)    If any holder of shares of RBBR Common dissents from this Agreement and the Merger in accordance with the Oregon Corporate Law, any issued and outstanding shares of RBBR Common held by any such dissenting holder ("Dissenting Shares") shall not be converted as described in this Section 1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Oregon Corporate Law; provided, however, that each share of RBBR Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, either withdraw his or her demand for appraisal or lose his or her right to dissent shall thereupon be deemed to have been converted into and have become exchangeable for, at the Effective Time, the right to receive the Stock Consideration provided for in this Agreement, without any interest thereon.

        Section 1.06.    Conversion of RBBR Options.

        (a)  At the Effective Time, each outstanding and unexpired option to purchase RBBR Common (a "RBBR Option") issued pursuant to the 1995 Stock Option Plan or the Directors Stock Option Plan (the "RBBR Option Plans"), whether or not exercisable or vested, shall be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the Stock Consideration over the exercise price of each such RBBR Option and (y) the number of shares of RBBR Common subject to the RBBR Option (such payment to be net of applicable withholding taxes, and is referred to herein as the "Option Consideration").

        (b)  The RBBR Option Plans shall terminate as of the Effective Time, and no holder of RBBR Options or any participant in the RBBR Option Plans shall have any rights thereunder to acquire any equity securities of RBBR, Acquisition Corp or Dash or any subsidiary thereof. Each holder of any document, agreement, grant, award, certificate or other evidence which immediately prior to the Effective Time represented RBBR Options (the "Option Certificates") shall thereafter cease to have any rights with respect to such options, except the right of such holders to receive, without interest, the Option Consideration upon the surrender of such Option Certificate or Option Certificates in accordance with Section 1.09 hereof.

        (c)  All other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of RBBR or any of its subsidiaries shall terminate as of the Effective Time, and no participant in any such plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of RBBR, Acquisition Corp or Dash or any subsidiary thereof.

        Section 1.07.    Share and Option Adjustments.    In the event that, subsequent to the date of this Agreement but prior to the Effective Time, RBBR changes the number of shares of RBBR Common issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction without receipt of consideration with respect to the RBBR Common, the Stock Consideration and the Option Consideration shall be appropriately adjusted.

        Section 1.08.    Closing.    The closing of the Merger (the "Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Daylight Time, on the Closing Date described in Section 1.10 hereof.

        Section 1.09.    Exchange Procedures; Surrender of Certificates.

        (a)  American Securities Transfer & Trust, Inc. or such other qualified transfer agent as is mutually acceptable to the parties shall act as exchange agent in the Merger (the "Exchange Agent"). At or before the Effective Time, Dash shall loan to Acquisition Corp and Acquisition Corp shall deposit, or shall cause to be deposited, with the Exchange Agent a sum of cash equal to the aggregate Stock Consideration and the maximum possible aggregate Option Consideration (the "Exchange Fund").

        (b)  As soon as reasonably practicable after the Effective Time, but in no event later than seven business days after the Effective Time, the Exchange Agent shall mail to each record holder of any

Stock Certificate or Option Certificate whose shares or options were converted into the right to receive the Stock Consideration or the Option Consideration, as the case may be, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates or Option Certificates shall pass, only upon proper delivery of the Stock Certificates or Option Certificates to the Exchange Agent and shall be in such form and have such other provisions as Dash may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Stock Certificates or Option Certificates in exchange for the Stock Consideration or Option Consideration, as the case may be. Upon surrender to the Exchange Agent of a Stock Certificate or Option Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Stock Certificate or Option Certificate shall be entitled to receive in exchange therefor solely the Stock Consideration or the Option Consideration, as the case may be (each such payment to be net of applicable withholding taxes). No interest on the Stock Consideration or Option Consideration issuable upon the surrender of the Stock Certificates or Option Certificates shall be paid or accrued for the benefit of holders of Stock Certificates or Option Certificates. If the Stock Consideration is to be issued to a person other than a person in whose name a surrendered Stock Certificate is registered, it shall be a condition of issuance that the surrendered Stock Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (c)  In the event that any Stock Certificate or Option Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate or Option Certificate to be lost, stolen or destroyed and, if required by Dash in its sole discretion, the posting by such person of a bond in such amount as Dash may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Stock Certificate or Option Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration or Option Consideration deliverable in respect thereof pursuant hereto.

        (d)  After the Effective Time there shall be no transfers on the stock transfer books of RBBR of any shares of RBBR Common. If, after the Effective Time, Stock Certificates are presented for transfer, they shall be cancelled and exchanged for the Stock Consideration as provided in, and subject to, the provisions of Sections 1.05 and 1.09 of this Agreement.

        (e)  None of Dash, Acquisition Corp, RBBR or the Exchange Agent shall be liable to any person or entity in respect of any shares of RBBR Common (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)    Each of the Dash, RBBR and Acquisition Corp shall be entitled to deduct and withhold from the Stock Consideration or Option Consideration otherwise payable hereunder to any person or entity any amounts which it is required to deduct and withhold with respect to payment under any provision of federal, state or local income tax law. To the extent that Dash, RBBR or Acquisition Corp withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of RBBR Common in respect of which deduction and withholding was made by Dash, RBBR or Acquisition Corp, as the case may be.

        (g)  Any portion of the Exchange Fund that remains undistributed to holders of Stock Certificates or Option Certificates as of the date that is 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Stock Certificates or Option Certificates who have not theretofore surrendered their Stock Certificates or Option Certificates in accordance with this

Section 1.09 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for Stock Consideration or Option Consideration.

        (h)  If, at any time after the Effective Time, Dash or the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of Merger, the officers and directors of Dash and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

        Section 1.10.    Closing Date.    Subject to Section 8.06 hereof, the Closing shall take place on a date specified by Dash within five business days following the date after which each of the conditions in Sections 7.01 and 7.02 hereof shall have been satisfied or waived by the appropriate party (the "Closing Date"). The Merger shall be effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Oregon (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

        Section 1.11.    Closing Deliveries.

        (a)  At the Closing, RBBR shall deliver to Dash and Acquisition Corp:

          (i)    a certified copy of the Articles of Incorporation and Bylaws of RBBR;

          (ii)  a certificate signed by an appropriate officer of RBBR stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Two hereof (subject to the standard in Section 1.12 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 7.01(b) hereof have been satisfied or waived as provided therein;

          (iii)  a certified copy of the resolutions of RBBR's Board of Directors and shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

          (iv)  a certificate of the Secretary of State of the State of Oregon, dated a recent date, stating that RBBR and its subsidiaries validly exist;

          (v)  Articles of Merger and all other necessary filings, recordings and documents executed by RBBR, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Oregon in order to cause the Merger to become effective pursuant to the Oregon Corporate Law;

          (vi)  a fairness opinion from the financial advisor to the Special Committee of RBBR;

          (vii) the resignations of RBBR's officers and directors who will not continue as directors or officers of the Surviving Corporation after the Effective Time; and

          (viii)  such other documents and instruments as Dash or Acquisition Corp shall reasonably request.

        (b)  At the Closing, Dash and Acquisition Corp shall deliver to RBBR:

          (i)    a certified copy of the Articles of Incorporation and Bylaws of each of Dash and Acquisition Corp;

          (ii)  a certificate signed by an appropriate officer of each of Dash and Acquisition Corp stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Three hereof (subject to the standard in Section 1.12 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 7.02(b) hereof have been satisfied or waived as provided therein;

          (iii)  a certified copy of the resolutions of each of Dash's and Acquisition Corp's Board of Directors and Acquisition Corp's sole shareholder as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement;

          (iv)  a Certificate of the Secretary of State of the State of Missouri, dated a recent date, stating that Dash is in good standing;

          (v)  a Certificate of the Secretary of State of the State of Oregon, dated a recent date, stating that Acquisition Corp validly exists;

          (vi)  Articles of Merger and all other necessary filings, recordings and documents executed by Acquisition Corp, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Oregon in order to cause the Merger to become effective pursuant to the Oregon Corporate Law; and

          (vii) such other documents and instruments as RBBR shall reasonably request.

        Section 1.12.    Disclosure Schedule; Standard.

        (a)  RBBR has delivered to Dash and Acquisition Corp a schedule (the "Disclosure Schedule") executed by RBBR, Dash and Acquisition Corp concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article Two hereof with respect to RBBR or Article Three hereof with respect to Dash and Acquisition Corp; provided, that (a) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 1.12(b) hereof, and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the party making such exception that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 1.12(b) herein).

        (b)  No representation or warranty of RBBR contained in Article Two hereof or of Dash or Acquisition Corp contained in Article Three hereof shall be deemed untrue or incorrect, and RBBR, Dash or Acquisition Corp, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Two hereof, in the case of RBBR, or Article Three hereof, in the case of Dash or Acquisition Corp, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. As used herein, the term "Material Adverse Effect" means, with respect to RBBR, Dash or Acquisition Corp, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of RBBR and its subsidiaries taken as a whole, or Dash and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either RBBR, Dash or Acquisition Corp to perform their respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in securities and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements and (c) changes in general economic conditions, including changes in interest rates.

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES OF RBBR

        Subject to Section 1.12 hereof and except as disclosed in a section of the Disclosure Schedule corresponding to the relevant Section in this Article Two, RBBR hereby makes the following representations and warranties:

        Section 2.01.    Organization and Capital Stock.

        (a)  RBBR is a corporation duly organized and validly existing under the laws of the State of Oregon and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. True, complete and correct copies of the Articles of Incorporation and Bylaws of RBBR as in effect on the date of this Agreement have been provided to Dash.

        (b)  As of January 31, 2002, the authorized capital stock of RBBR consisted of 24,000,000 shares of RBBR Common and 3,234,271 shares of RBBR Common were issued and outstanding. As of April 30, 2001, RBBR Options to purchase 300,000 shares of RBBR Common were issued and outstanding with an average exercise price of $1.955. All of the issued and outstanding shares of RBBR Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of RBBR Common have been issued in violation of any preemptive rights of the current or past shareholders of RBBR. To the best knowledge of RBBR, each Stock Certificate issued by RBBR in replacement of any Stock Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by RBBR only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying RBBR against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Stock Certificate or the issuance of such replacement Stock Certificate. Except as set forth in Section 2.01 of the Disclosure Schedule, as of the date hereof, (a) there are no shares of capital stock or other equity securities of RBBR outstanding and no outstanding options, warrants, rights, puts, calls, reservations of shares, subscriptions, unsatisfied preemptive rights or other agreements or commitments of any kind relating to, or convertible or exchangeable for, any of the capital stock or any other security of RBBR; (b) there are no contracts, commitments, understandings or arrangements by which RBBR is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock; and (c) there are no outstanding stock appreciation, phantom stock or similar rights. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of RBBR or any of its subsidiaries or the ownership thereof other than those, if any, described on Section 2.01 of the Disclosure Schedule or those imposed generally by the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), applicable state or foreign securities laws or applicable corporate law. Section 2.01 of the Disclosure Schedule sets forth correct and accurate information concerning the RBBR Options, including the name of the optionee, the date of grant, the term, the exercise price and the number of shares for each such RBBR Option.

        Section 2.02.    Authorization; No Defaults.    The Special Committee of RBBR's Board of Directors and the Board of Directors itself have, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof and thereof on RBBR's behalf by its duly authorized officers and the performance by RBBR of its obligations hereunder. RBBR's Board of Directors has directed that the plan of merger (within the meaning of the Oregon Corporate Law) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of RBBR for approval at the RBBR Shareholders' Meeting (as defined in Section 4.03 of this Agreement), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of RBBR Common, no other corporate proceedings on the part of RBBR are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger. Nothing in the Articles of Incorporation or Bylaws of RBBR, in each case as currently in effect, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement, including the approval and adoption of this Agreement by RBBR's shareholders and the filing of appropriate merger documents with the Oregon Secretary of State) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit RBBR from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by RBBR and, assuming the due execution and delivery hereof by Dash and Acquisition Corp, constitutes a legal, valid and binding obligation of RBBR, enforceable against RBBR in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforceability of creditors' rights generally or by general equitable principles. RBBR and its subsidiaries are neither in default under nor in violation of any provision of their respective Articles of Incorporation or Bylaws, in each case as currently in effect, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. Except as set forth in Section 2.02 of the Disclosure Schedule, RBBR is not a party to any agreement, arrangement or understanding with a change of control or similar provision which will be triggered by the Merger or the other transactions contemplated hereby.

        Section 2.03.    Subsidiaries.    Each of RBBR's subsidiaries, the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and/or in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of each subsidiary is disclosed in Section 2.03 of the Disclosure Schedule, all of which shares are owned by RBBR or RBBR's subsidiaries free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. Except as set forth in Section 2.03 of the Disclosure Schedule, neither RBBR nor any of its subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

        Section 2.04.    Absence of Changes.    Except as set forth in Section 2.04 of the Disclosure Schedule, since April 30, 2002, and to the date hereof, there has not been any change in the financial condition, the results of operations or the business of RBBR and its subsidiaries taken as a whole which would have a Material Adverse Effect on RBBR, except as disclosed by RBBR since April 30, 2002 in its periodic reports filed with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act.

        Section 2.05.    Litigation and Related Matters.    Except as set forth in Section 2.05 of the Disclosure Schedule, there is no action, suit, claim, investigation, arbitration or proceeding pending, or to the knowledge of RBBR threatened, against RBBR or any of its subsidiaries or any of their respective assets or properties before any arbitrator or Regulatory Agency (as defined below) that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither RBBR nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

        Section 2.06.    Compliance with Law.    Except as set forth in Section 2.06 of the Disclosure Schedule, RBBR and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

        Section 2.07.    Brokerage.    Except as set forth in Section 2.07 of the Disclosure Schedule and except with respect to Grace Advisors, Inc., which has been retained by the Special Committee as its financial advisor to render a fairness opinion, the arrangements with whom have been disclosed in writing to Dash prior to the date hereof, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by RBBR or its subsidiaries.

        Section 2.08.    No Undisclosed Liabilities.    Except as set forth in Section 2.08 of the Disclosure Schedule, RBBR and its subsidiaries do not have any liability, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (as defined below) and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against RBBR or its subsidiaries giving rise to any such liability, except (i) for liabilities disclosed by RBBR in its periodic reports filed with the SEC, (ii) for liabilities which would not reasonably be anticipated to have a Material Adverse Effect on RBBR, and (iii) normal fluctuation in the amount of the liabilities disclosed pursuant to clause (i) above occurring in the ordinary course of business of RBBR and its subsidiaries consistent with past practice since the date of the April 30, 2002 balance sheet. As used herein, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

        Section 2.09.    Statements True and Correct.    None of the information supplied or to be supplied by RBBR or its subsidiaries for inclusion in (i) the Proxy Statement (as defined in Section 6.01 of this Agreement), and (ii) any other documents to be filed with the SEC, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental agency, authority or instrumentality, domestic, foreign or supranational having supervisory or regulatory authority with respect to RBBR or any of its subsidiaries (a "Regulatory Agency") in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of RBBR and at the time of the RBBR Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that RBBR shall be responsible for filing with the SEC or any other Regulatory Agency in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

        Section 2.10.    Interim Events.    Except as may be disclosed in Section 2.10 of the Disclosure Schedule, since April 30, 2002, neither RBBR nor its subsidiaries has paid or declared any dividend or made any other distribution to their shareholders.

        Section 2.11.    Closing Matters.    As of the date hereof and as of the Closing Date, RBBR has no knowledge of any fact or circumstance that is reasonably likely to prevent any of the transactions contemplated herein, including the Merger, from being consummated pursuant to the terms hereof.

        Section 2.12.    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of RBBR Common is the only vote of the holders of any class or series of RBBR capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

        Section 2.13.    Opinion of Financial Advisors.    The Special Committee of RBBR has received the opinion of Grace Advisors, Inc. to the effect that, as of the date thereof, the Stock Consideration is fair, from a financial point of view, to the holders of the RBBR Common other than Dash.

ARTICLE THREE
REPRESENTATIONS AND WARRANTIES OF DASH AND ACQUISITION CORP

        Subject to Section 1.12 hereof, Dash and Acquisition Corp hereby make the following representations and warranties:

        Section 3.01.    Organization.    Dash is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Acquisition Corp is a corporation duly organized and validly existing under the laws of the State of Oregon with full corporate power and authority to carry on its business as now being conducted.

        Section 3.02.    Authorization.    The Board of Directors of Dash and the Board of Directors and sole shareholder of Acquisition Corp have, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their duly authorized officers and the performance by Dash and Acquisition Corp of their obligations hereunder. Nothing in the respective Articles of Incorporation or Bylaws of Dash or Acquisition Corp, in each case, as currently in effect, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Dash or Acquisition Corp or any of their subsidiaries are bound or subject would prohibit or inhibit Dash or Acquisition Corp from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Dash and Acquisition Corp and, assuming the due execution and delivery hereof by RBBR, constitutes a legal, valid and binding obligation of Dash and Acquisition Corp, enforceable against Dash and Acquisition Corp in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other laws affecting the enforceability of creditors' rights generally or by general equitable principles. No other corporate acts or proceedings are required to be taken by Dash or Acquisition Corp to authorize the execution, delivery and performance of this Agreement.

        Section 3.03.    Statements True and Correct.    None of the information supplied or to be supplied by Dash or Acquisition Corp for inclusion in (i) the Proxy Statement, and (ii) any other documents to be filed with the SEC or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of RBBR and at the time of the RBBR Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Dash or Acquisition Corp shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

        Section 3.04.    Brokerage.    There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Dash, Acquisition Corp or their subsidiaries.

        Section 3.05.    Closing Matters.    As of the date hereof and as of the Closing Date, Dash has no knowledge of any fact or circumstance that is reasonably likely to prevent any of the transactions contemplated herein, including the Merger, from being consummated pursuant to the terms hereof.

        Section 3.06.    Financing.

        (a)  Dash has sufficient funds on hand and/or access to available borrowings to loan to Acquisition Corp the aggregate Stock Consideration and Option Consideration required to consummate the Merger, to refinance any indebtedness of RBBR and its subsidiaries that will become due as a result of the transactions contemplated by this Agreement, to pay all related fees and expenses and to provide additional financing for future working capital and general corporate needs of RBBR and its subsidiaries.

        (b)  Based in part upon the accuracy of RBBR's representation and warranties in Article Two hereof, to the best of Dash's knowledge, immediately after the consummation of the Merger, RBBR (i) will not be insolvent, (ii) will not be left with unreasonably small capital, and (iii) will not have debts beyond its ability to pay such debts as they mature.

ARTICLE FOUR
AGREEMENTS OF RBBR

  Section 4.01.    Business in Ordinary Course.

        (a)  RBBR shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof.

        (b)  RBBR shall, and shall cause each of its subsidiaries to, (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, consistent with past practice, (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (3) by way of amplification and not limitation, RBBR and each of its subsidiaries shall not, except with respect to the exercise of RBBR Options as disclosed in Section 2.01 of the Disclosure Schedule, without the prior written consent of Dash, which will not be withheld unreasonably:

          (i)    issue any shares of RBBR Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase shares of RBBR Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of RBBR or any of its subsidiaries;

          (ii)  directly or indirectly redeem, purchase or otherwise acquire any shares of RBBR Common or any other capital stock of RBBR or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize RBBR;

          (iii)  directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock of or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize any subsidiary of RBBR;

          (iv)  except as contemplated herein, change its Articles of Incorporation or Bylaws;

          (v)  grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any RBBR Options or, except as required by law or as required by existing contractual obligations which shall be described in Section 4.01 of the Disclosure Schedule, adopt or make any change in any bonus, insurance, pension, or other employee benefit and fringe benefit program for the benefit of former or current employees of RBBR or its subsidiaries (a "RBBR Benefit Plan"), agreement, payment or arrangement made to, for or with any of such officers or employees;

          (vi)  borrow or agree to borrow any amount of funds except in the ordinary course of business or pursuant to existing credit facilities (as identified in Section 4.01 of the Disclosure Schedule), or directly or indirectly guarantee or agree to guarantee any obligations of others, except in the ordinary course of business or pursuant to existing obligations (as identified in Section 4.01 of the Disclosure Schedule);

          (vii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice;

          (viii)  enter into any agreement, contract or commitment out of the ordinary course of business that requires an annual payment in excess of $10,000 except as may be required under existing obligations (as identified in Section 4.01 of the Disclosure Schedule);

          (ix)  except in the ordinary course of business or pursuant to existing obligations (as identified in Section 4.01 of the Disclosure Schedule), place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

          (x)  except in the ordinary course of business, cancel or accelerate any material indebtedness owing to RBBR or any of its subsidiaries or any claims which RBBR or any of its subsidiaries may possess or waive any material rights with respect thereto;

          (xi)  sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business or pursuant to existing obligations (as identified in Section 4.01 of the Disclosure Schedule) and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to RBBR or any of its subsidiaries;

          (xii) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on RBBR;

          (xiii)except as may be approved in writing by Dash, purchase any real or personal property or make any other capital expenditure, except in the ordinary course of business consistent with past practice or pursuant to existing obligations (as identified in Section 4.01 of the Disclosure Schedule);

          (xiv) take any action which would materially and adversely affect or delay the ability of either Dash or RBBR to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement;

          (xv) violate any law, statute, rule, governmental regulation or order, which violation would have a Material Adverse Effect on RBBR; or

          (xvi) change accounting principles or practices, or the method of applying such principles or practices, except as required by generally accepted accounting principles.

        (c)  RBBR and its subsidiaries shall not engage in any transaction or take any action that would render untrue (under the standard of Section 1.12 hereof) any of the representations and warranties of RBBR contained in Article Two hereof, except as otherwise required herein, if such representations and warranties were given as of the date of such transaction or action.

        (d)  RBBR shall promptly notify Dash in writing of the occurrence of any matter or event known to and directly involving RBBR that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on RBBR.

        Section 4.02.    Breaches.    RBBR shall, if it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Dash and use its best efforts to prevent or promptly remedy the same.

        Section 4.03.    Submission to Shareholders.

        (a)  RBBR will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "RBBR Shareholders' Meeting") as promptly as practicable following execution hereof to consider and vote upon the approval and adoption of this Agreement and the Merger.

        (b)  RBBR, through its Special Committee and Board of Directors, shall recommend approval of such matters subject to the determination by a Special Committee and its Board of Directors after consultation with their respective counsel that recommending approval of such matters would not be inconsistent with their respective fiduciary obligations. Additionally, the Board of Directors and a Special Committee may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger if, in the opinion of the Special Committee or Board of Directors, after consultation with their respective counsel, the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with their respective fiduciary obligations.

        Section 4.04.    Acquisition Proposals; Board Recommendation.

        (a)  RBBR agrees that it shall not, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of RBBR, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined in Section 4.04(e) hereof) for RBBR, (ii) participate in any discussions or negotiations regarding, or furnish to any person or entity any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for RBBR, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of RBBR equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal for RBBR; provided, however, that if, at any time prior to receipt of the approval of RBBR's shareholders of the Merger, RBBR's Board of Directors reasonably determines in good faith, after receipt of written advice from its outside counsel, that failing to take such action could reasonably be expected to be a breach of its fiduciary duties to RBBR's shareholders under applicable law, RBBR may, in response to an Acquisition Proposal for RBBR made after the date of this Agreement which was not solicited by RBBR or its representatives or agents and which did not otherwise result from a breach of this Section 4.04, and which is reasonably likely to lead to a Superior Proposal (as defined in Section 4.04(b) hereof), and subject to compliance with Section 4.04(c) (x) furnish information with respect to RBBR to any person pursuant to a customary confidentiality agreement including customary standstill provisions (as determined by RBBR after consultation with its outside counsel) and (y) participate in negotiations regarding such Acquisition Proposal for RBBR.

        (b)  Neither the Board of Directors of RBBR nor any committee thereof, including the Special Committee, shall (i) withdraw, or propose publicly to withdraw, in a manner adverse to Dash, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) subject to Section 4.04(d), modify, or propose publicly to modify, in a manner adverse to Dash, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal for RBBR or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal for RBBR. Notwithstanding the foregoing, if at any time prior to receipt of approval of the RBBR shareholders of the Merger, the Board of Directors of RBBR determines in good faith, after discussions with the Special Committee and receipt of a written opinion from the independent financial advisor to the Special Committee, that it has received an Acquisition Proposal for RBBR that constitutes a Superior Proposal (as defined in this Section 4.04) which did not result from a breach of this Section 4.04 and after receipt of a written opinion from outside counsel that failure to do one of the following could reasonably be expected to be a breach of its fiduciary duties to RBBR's shareholders under applicable law, the Board of Directors of RBBR may (subject to this and the following sentences), after causing the Termination Fee (as defined in Section 8.08 hereof) to be paid to Dash, (x) withdraw or modify its approval or recommendation of the Merger and this Agreement, (y) approve or recommend the Superior Proposal, or (z) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause RBBR to enter into any Acquisition Agreement with respect to the Superior Proposal), but in each of the cases set forth in clause (x), (y) or (z), only at a time prior to receipt of the approval of RBBR's shareholders of the Merger and only at a time that is after the tenth business day following Dash's receipt of written notice advising

Dash that the Board of Directors of RBBR has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For all purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the RBBR Securities then outstanding (whether pursuant to a tender or exchange offer, merger, consolidation, share exchange, or other business combination) or all or substantially all the assets of RBBR and otherwise on terms which the Board of Directors of RBBR determines in its good faith judgment (based on a written opinion of the Special Committee's financial advisor) to be materially more favorable to RBBR and its shareholders than the Merger (taking into account any changes to the financial and other contractual terms of this Agreement proposed by Dash in response to such proposal, the Person making the proposal, any legal or regulatory considerations and all other relevant financial and strategic considerations, including the timing of the consummation of such transactions) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of RBBR, is reasonably capable of being obtained by such third party.

        (c)  In addition to the obligations of RBBR set forth in Section 4.03 and paragraph (a) of this Section 4.04, RBBR shall immediately advise Dash orally and in writing of any request for information or of any Acquisition Proposal for RBBR, the material terms and conditions of such request or Acquisition Proposal for RBBR and the identity of the person making such request or Acquisition Proposal for RBBR. RBBR will keep Dash fully informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal for RBBR. If, after RBBR receives a Superior Proposal, Dash desires to continue negotiations with RBBR with respect to the Merger, RBBR agrees to negotiate in good faith with Dash.

        (d)  Nothing contained in this Section 4.04 shall prohibit RBBR from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to RBBR's shareholders if, in the good faith judgment of the Board of Directors of RBBR, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to RBBR's shareholders under applicable law; provided, however, neither RBBR nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.03, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal for RBBR.

        (e)  "Acquisition Proposal for RBBR" means any offer or proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, issuance of securities, liquidation, dissolution, tender offer or exchange offer or other similar transaction or series of transactions involving, or any purchase of 10% or more of the assets, or directly or indirectly acquires beneficial ownership of securities representing, or exchangeable for or convertible into, more than 10% of the outstanding securities of any class of voting securities of RBBR or in which RBBR issues securities representing 10% of the outstanding securities of any class of voting securities of RBBR, other than the transactions contemplated by this Agreement.

        Section 4.05.    Consents to Contracts and Leases.    RBBR shall use its best efforts to obtain all necessary consents with respect to all interests of RBBR and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

        Section 4.06.    Consummation of Agreement.    Subject to Section 4.04(b), RBBR shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof. RBBR shall furnish to Dash in a timely manner all information, data and documents in the possession of RBBR or its subsidiaries requested by Dash as may be required to obtain any necessary regulatory or other approvals of the Merger and, subject to Section 4.04(b), shall otherwise cooperate fully with Dash to carry out the purpose and intent of this Agreement.

        Section 4.07.    Access to Information.    RBBR shall permit Dash and Acquisition Corp and their accountants, attorneys and other representatives reasonable access in a manner which shall avoid undue disruption or interference with RBBR's normal operations to its properties and shall disclose and make available to Dash all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a waiver of the attorney-client or attorney work product privileges under the rules of evidence), RBBR Employee Benefit Plans, and any other business activities or prospects in which Dash may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Dash shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 9.01 hereof.

        Section 4.08.    Plan of Merger.    At the request of Dash, RBBR shall enter into a separate plan of merger or certificate of merger reflecting the terms hereof for purposes of any filing requirement of the Oregon Corporate Law.

ARTICLE FIVE
AGREEMENTS OF DASH AND ACQUISITION CORP

        Section 5.01.    Maintain Representations and Warranties.    Neither Dash nor Acquisition Corp shall, without the prior written consent of RBBR, engage in any transaction or take any action that would render untrue (under the standard of Section 1.12 hereof) any of the representations and warranties of Dash or Acquisition Corp contained in Article Three hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

        Section 5.02.    Breaches.    Each of Dash and Acquisition Corp shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to RBBR and use its best efforts to prevent or promptly remedy the same.

        Section 5.03.    Consummation of Agreement.    Dash and Acquisition Corp shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

        Section 5.04.    Directors and Officers' Liability Insurance.

        (a)  For a period of three years after the Effective Time, Dash shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by RBBR (provided that Dash may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall Dash be obligated to expend a total amount in excess of Fifty Thousand ($50,000) Dollars in order to maintain or provide insurance coverage pursuant to this Section 5.04 (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the

Maximum Amount, Dash shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable but in no event shall the cost of such insurance exceed the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Dash may request RBBR to, and RBBR shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Dash, extending for a period of three years RBBR's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Dash's obligations under this Section 5.04.

        (b)  For a period of three years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of RBBR or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of RBBR or any of its subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time and under its Articles of Incorporation and By-Laws. The Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 5.04(b) upon learning of any Claim, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.04(b), except to the extent such failure materially prejudices the Surviving Corporation) and shall deliver to the Surviving Corporation the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) the Surviving Corporation shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Surviving Corporation shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of RBBR or any subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith in the reasonable belief that his action was in the best interests of RBBR or any subsidiary.

ARTICLE SIX
AGREEMENTS OF RBBR, DASH AND ACQUISITION CORP

  Section 6.01.    Proxy Statement

        (a)  Each of RBBR, Dash and Acquisition Corp shall cooperate and promptly prepare and RBBR shall file as soon as practicable with the SEC under the Securities Exchange Act a proxy statement with respect to the meeting of the shareholders of RBBR to approve and adopt this Agreement and the transactions contemplated hereby (the "Proxy Statement"). The respective parties will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, including Rule 13e-3 under the Securities Exchange Act. Without limiting the foregoing, Dash, RBBR and Acquisition Corp will include all information in the Proxy Statement as required under Rule 13e-3 under the Securities Exchange Act. RBBR will advise Dash and Acquisition Corp, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        (b)  RBBR will use commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the date hereof.

        (c)  Each of RBBR, Dash and Acquisition Corp agrees that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of RBBR, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Securities Exchange Act.

        (d)  Dash will file with the SEC, concurrently with the filing of the Proxy Statement, a Rule 13e-3 Transaction Statement on Schedule 13E-3 ("Schedule 13E-3") with respect to the Merger. Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading.

        Section 6.02.    Consents to Contracts and Leases.    Each of RBBR, Dash and Acquisition Corp shall use its best efforts to obtain all necessary consents with respect to all of its interests and those of its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

        Section 6.03.    Consummation of Agreement.    Each of RBBR, Dash and Acquisition Corp shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof. Each party to this Agreement shall furnish to the other parties in a timely manner all information, data and documents in its possession or in the possession of its subsidiaries that is requested by one of the other parties hereto as may be required to obtain any necessary regulatory or other approvals of the Merger and shall otherwise cooperate fully with each party of this Agreement to carry out the purpose and intent of this Agreement.

ARTICLE SEVEN
CONDITIONS PRECEDENT TO MERGER

        Section 7.01.    Conditions to Dash's and Acquisition Corp's Obligations.    The obligations of Dash and Acquisition Corp to effect the Merger shall be subject to the satisfaction (or waiver by Dash) prior to or on the Closing Date of the following conditions:

        (a)  The representations and warranties made by RBBR in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.12 hereof) as of such date);

        (b)  RBBR shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

        (c)  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking an Injunction be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (d)  All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of RBBR Common, required by law for consummation of the Merger shall have been obtained;

        (e)  Dash shall have received all documents required to be received from RBBR on or prior to the Closing Date, all in form and substance reasonably satisfactory to Dash; and

        (f)    Dash shall have reasonably determined, in good faith, that there has not been any change in the financial condition, the results of operations or the business of RBBR and its subsidiaries that would have, or has had, since the date of this Agreement, a Material Adverse Effect on RBBR.

        Section 7.02.    Conditions to RBBR's Obligations.    The obligations of RBBR to effect the Merger shall be subject to the satisfaction (or waiver by RBBR) prior to or on the Closing Date of the following conditions:

        (a)  The representations and warranties made by Dash and Acquisition Corp in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.12 hereof) as of such date);

        (b)  Dash and Acquisition Corp shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

        (c)  No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking an Injunction be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (d)  All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of RBBR Common, required by law for consummation of the Merger shall have been obtained;

        (e)  RBBR shall have received all documents required to be received from Dash or Acquisition Corp on or prior to the Closing Date, all in form and substance reasonably satisfactory to RBBR;

        (f)    The Special Committee shall have received from Grace Advisors, Inc., on or before the date of the mailing of the Proxy Statement, the reaffirmation of the opinion of such investment banker, originally rendered and delivered to the Special Committee at the meeting of the Special Committee at which this Agreement was approved by such Special Committee, to the effect that the transactions contemplated by this Agreement, including the Merger, are fair to RBBR and its shareholders from a financial point of view and such opinion shall not have been withdrawn prior to the Closing;

        (g)  The Merger and the transactions contemplated hereby shall have been approved by the holders of a majority of the outstanding shares of RBBR Common in accordance with the Oregon Corporate law; and

        (h)  Dash shall have loaned to Acquisition Corp and Acquisition Corp shall have deposited, or caused to be deposited, the Stock Consideration and the Option Consideration with the Exchange Agent.

ARTICLE EIGHT
TERMINATION OR ABANDONMENT

        Section 8.01.    Mutual Agreement.    This Agreement may be terminated by the mutual written agreement of Dash, Acquisition Corp and RBBR at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of RBBR shall have been previously obtained.

        Section 8.02.    Breach of Agreements.    In the event that there is a breach in any of the representations and warranties (subject to the standard in Section 1.12 hereof) or a material breach of any of the agreements of Dash or RBBR, which breach is not cured within 30 days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

        Section 8.03.    Failure of Conditions.    In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 8.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of RBBR has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

        Section 8.04.    Shareholder Approval Denial; Withdrawal/Modification of Board Recommendation.    If this Agreement and the relevant transactions contemplated by this Agreement, including the Merger, are not approved by the requisite vote of the shareholders of RBBR at the RBBR Shareholders' Meeting, then either party may terminate this Agreement. Dash may terminate this Agreement if RBBR's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to Dash its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

        Section 8.05.    Termination by RBBR.    This Agreement may be terminated by RBBR in accordance with Section 4.04(b) hereof.

        Section 8.06.    Fall-Apart Date.    If the Closing Date does not occur on or prior to March 1, 2003, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

        Section 8.07.    Effect of Termination.    Except for as provided in this Section 8.07, no representation, warranty or agreement contained herein shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive Dash or RBBR (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Dash or RBBR, the aforesaid representations, warranties and covenants being material inducements to the consummation by Dash and RBBR of the transactions contemplated herein. The agreements set forth in Section 5.04 hereof shall survive the Effective Time and the agreements set forth in Sections 8.08, 9.01, 9.02 and 9.03 hereof and this Section 8.07 shall survive the Effective Time or the earlier termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, neither Dash, Acquisition Corp nor RBBR shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement

  Section 8.08.    Termination Fee.

        (a)  RBBR agrees to pay to Dash upon demand a termination fee of Two Hundred Thousand ($200,000) Dollars (the "Termination Fee") if this Agreement is terminated pursuant to Section 4.04(b). In the event of a termination of this Agreement pursuant to Section 4.04(b) of this Agreement, the payments provided under this Section 8.08(a) shall be the sole and exclusive remedy available to Dash.

        (b)  Except as set forth in this Section 8.08, all Expenses (as defined below) incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. RBBR will use its reasonable best efforts to record all of its Expenses prior to the Closing Date. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approval.

ARTICLE NINE
GENERAL

        Section 9.01.    Confidential Information.    The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 9.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

        Section 9.02.    Publicity.    Dash, Acquisition Corp and RBBR shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

        Section 9.03.    Return of Documents.    Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) shall not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

        Section 9.04.    Notices.    Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

  (a)
  if to Dash:

        Dash Multi-Corp, Inc.
        2500 Adie Road
        Maryland Heights, Missouri 63011
        Facsimile: (314) 432-3210
        Attention: Marvin S. Wool
                         Chairman and Chief Executive Officer

          with a copy to:

        Thompson Coburn LLP
        One US Bank Plaza
        St. Louis, Missouri 63101
        Facsimile: (314) 552-7072
        Attention: Thomas A. Litz, Esq.

  (b)
  If to Acquisition Corp:

        R-B Acquisition Corp.
        c/o Dash Multi-Corp, Inc.
        2500 Adie Road
        Maryland Heights, Missouri 63011
        Facsimile: (314) 432-3210
        Attention: Marvin S. Wool
                         Chairman and Chief Executive Officer

          with a copy to:

        Thompson Coburn LLP
        One US Bank Plaza
        St. Louis, Missouri 63101
        Facsimile: (314) 552-7072
        Attention: Thomas A. Litz, Esq.

  (c)
  If to RBBR:

        R-B Rubber Products, Inc.
        904 E. 10th Avenue
        McMinnville, Oregon 97128
        Facsimile: (503) 434-4455
        Attention: Paul M. Gilson

          with a copy to:

        Davis Wright Tremaine LLP
        1300 S.W. Fifth Avenue, Suite 2300
        Portland, Oregon 97201
        Facsimile: (503) 778-5299
        Attention: David C. Baca, Esq.

        or to such other address as any party may from time to time designate by notice to the others.

        Section 9.05.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

        Section 9.06.    Headings and Captions.    The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 9.07.    Waiver, Amendment or Modification.    The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Stock Consideration or Option Consideration contemplated by this Agreement to be received by shareholders and option holders of RBBR. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

        Section 9.08.    Rules of Construction.    Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, (iv) words in the singular may include the plural and in the plural include the singular, and (v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party or any of its subsidiaries.

        Section 9.09.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 9.09.

        Section 9.10.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. There shall be no third party beneficiaries hereof, except as provided for herein.

        Section 9.11.    Severability.    In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

        Section 9.12.    Governing Law; Assignment.    This Agreement shall be governed by the laws of the State of Oregon and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

        Section 9.13.    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

[The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DASH MULTI-CORP., INC.
By:	/s/ MARVIN S. WOOL
Name:	Marvin S. Wool
Title:	President
R-B ACQUISITION CORP.
By:	/s/ SANDON L. WOOL
Name:	Sandon L. Wool
Title:	President
R-B RUBBER PRODUCTS, INC.
By:	/s/ PAUL GILSON
Name:	Paul Gilson
Title:	Executive Vice President

ANNEX B
OPINION OF GRACE & CO.

[D R A F T]

                                , 2002

Special Committee of the Board of Directors
R-B Rubber Products, Inc.
904 East 10th Avenue
McMinnville, Oregon 97128

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders other than Dash Multi-Corp., Inc. ("Dash") of the per share offer price of $2.80 for the purchase of outstanding shares of the common stock of R-B Rubber Products, Inc. (the "Company") in conjunction with the proposed merger (the "Merger") with Dash.

        In arriving at our opinion, we have reviewed the Agreement and Plan of Merger, dated as of August 13, 2002, by and among Dash, a Missouri corporation, R-B Acquisition Corp., an Oregon corporation, and R-B Rubber Products, Inc., an Oregon corporation, which provides for the Merger. In addition, in the course of our analysis for rendering this opinion, we have:

  •
  reviewed applicable Oregon Revised Statutes;

  •
  reviewed the Company's Forms 10-KSB for the years ended December 31, 1998 and 1999, the fiscal period ended April 30, 2000 and the fiscal years ended April 30, 2001 and 2002, its Forms 10-QSB for the quarters ended October 31, 2001, January 31, 2002 and July 31, 2002, and the unaudited consolidated financial statements of the Company for the            months ended                , 2002;

  •
  reviewed certain operating and financial information provided to us by management relating to the Company's business, including its budget for the fiscal year ending April 30, 2003;

  •
  interviewed the Company's senior management to discuss the Company's operations, historical financial statements, and future prospects;

  •
  visited the Company's facilities in McMinnville and Portland, Oregon;

  •
  reviewed the Company's historical market prices and trading volume of its publicly traded common stock, along with publicly available financial data on the Company;

  •
  reviewed publicly available financial data and stock market performance data of public companies that we deemed generally comparable to the Company; and

  •
  conducted such other studies, analyses, inquiries, and investigations, as we deemed appropriate for the purposes of this opinion.

        In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from public sources and all the financial and other information provided to us by R-B Rubber Products, Inc. or its representatives. We have further relied upon the assurances of the management of the Company that they are unaware of any facts that would make the information R-B Rubber Products, Inc. or its representatives provided to us incomplete or misleading. We have not conducted any valuations or appraisals of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and future expectations provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the results of operations and financial condition of the Company.

B-1

        Our opinion is necessarily based on economic, market, financial, and other conditions, as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, review, or reaffirm this opinion.

        In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Merger.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by Dash in the proposed Merger is fair, from a financial point of view, to the shareholders of R-B Rubber Products, Inc. other than Dash.

        The opinion expressed herein is provided for the information and assistance of the Board of Directors of R-B Rubber Products, Inc. concerning its consideration of the Merger. Our opinion does not constitute a recommendation to the Board of Directors or the stockholders of R-B Rubber Products, Inc.

Very truly yours,
SIGNATURE TO APPEAR ON FINAL DOCUMENT
Grace Advisors, Inc.

B-2

ANNEX C

        Following is the text of the dissenters' rights provisions set forth at Sections 60.551 to 60.594, respectively, of the Oregon Revised Statutes, as amended:

OREGON DISSENTERS' RIGHTS STATUTE

(RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES)

60.551 DEFINITIONS FOR 60.551 TO 60.594.    As used in ORS 60.551 to 60.594:

        (1)  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (3)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under ORS 60.554 and who exercises that right when and in the manner required by ORS 60.561 to 60.587.

        (4)  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (5)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (6)  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (7)  "Shareholder" means the record shareholder or the beneficial shareholder. 1987 c.52 s.124; 1989 c.1040 s.30]

60.554 RIGHT TO DISSENT.    (1) Subject to subsection (2) of this section, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate acts:

          (a)  Completion of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by ORS 60.487 or the articles of incorporation and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent under ORS 60.491;

          (b)  Completion of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c)  Completion of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d)  An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        (A)  Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

        (B)  Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under ORS 60.141;

          (e)  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

          (f)    Conversion to a noncorporate business entity pursuant to ORS 60.472.

        (3)  A shareholder entitled to dissent and obtain payment for the shareholder's shares under ORS 60.551 to 60.594 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        (4)  Dissenters' rights shall not apply to the holders of shares of any class or series if the shares of the class or series were registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation System as a National Market System issue on the record date for the meeting of shareholders at which the corporate action described in subsection (1) of this section is to be approved or on the date a copy or summary of the plan of merger is mailed to shareholders under ORS 60.491, unless the articles of incorporation otherwise provide. [1987 c.52 s.125; 1989 c.1040 s.31; 1993 c.403 s.9; 1999 c.362 s.15]

60.557 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

        (2)  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a)  The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)  The beneficial shareholder does so with respect to all shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote. [1987 c.52 s.126]

(PROCEDURE FOR EXERCISE OF RIGHTS)

60.561 NOTICE OF DISSENTERS' RIGHTS.    (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under ORS 60.551 to 60.594 and be accompanied by a copy of ORS 60.551 to 60.594.

        (2)  If corporate action creating dissenters' rights under ORS 60.554 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send the shareholders entitled to assert dissenters' rights the dissenters notice described in ORS 60.567. [1987 c.52 s.127]

60.564 NOTICE OF INTENT TO DEMAND PAYMENT.    (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated and shall not vote the shares in favor of the proposed action.

        (2)  A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1987 c.52 s.128]

60.567 DISSENTERS' NOTICE.    (1) If proposed corporate action creating dissenters' rights under ORS 60.554 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of ORS 60.564.

        (2)  The dissenters' notice shall be sent no later than 10 days after the corporate action was taken, and shall:

          (a)  State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

          (b)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c)  Supply a form for demanding payment that includes the date of the first announcement of the terms of the proposed corporate action to news media or to shareholders and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d)  Set a date by which the corporation must receive the payment demand. This date may not be fewer than 30 nor more than 60 days after the date the subsection (1) of this section notice is delivered; and

          (e)  Be accompanied by a copy of ORS 60.551 to 60.594. [1987 c.52 s.129]

60.571 DUTY TO DEMAND PAYMENT.    (1) A shareholder sent a dissenters' notice described in ORS 60.567 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to ORS 60.567 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

        (2)  The shareholder who demands payment and deposits the shareholder's shares under subsection (1) of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (3)  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1987 c.52 s.130]

60.574 SHARE RESTRICTIONS.    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under ORS 60.581.

        (2)  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. [1987 c.52 s.131]

60.577 PAYMENT.    (1) Except as provided in ORS 60.584, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with ORS 60.571, the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

        (2)  The payment must be accompanied by:

          (a)  The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year and the latest available interim financial statements, if any;

          (b)  A statement of the corporation's estimate of the fair value of the shares;

          (c)  An explanation of how the interest was calculated;

          (d)  A statement of the dissenter's right to demand payment under ORS 60.587; and

          (e)  A copy of ORS 60.551 to 60.594. [1987 c.52 s.132; 1987 c.579 s.4]

60.581 FAILURE TO TAKE ACTION.    (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (2)  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under ORS 60.567 and repeat the payment demand procedure. [1987 c.52 s.133]

60.584 AFTER-ACQUIRED SHARES.    (1) A corporation may elect to withhold payment required by ORS 60.577 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2)  To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under ORS 60.587. [1987 c.52 s.134]

60.587 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under ORS 60.577 or reject the corporation's offer under ORS 60.584 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a)  The dissenter believes that the amount paid under ORS 60.577 or offered under ORS 60.584 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b)  The corporation fails to make payment under ORS 60.577 within 60 days after the date set for demanding payment; or

          (c)  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (2)  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within 30 days after the corporation made or offered payment for the dissenter's shares. [1987 c.52 s.135]

(JUDICIAL APPRAISAL OF SHARES)

60.591 COURT ACTION.    (1) If a demand for payment under ORS 60.587 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand under ORS 60.587 and petition the court under subsection (2) of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2)  The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office is located, or if the principal office is not in this state, where the corporation's registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4)  The jurisdiction of the circuit court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the court order appointing them, or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (5)  Each dissenter made a party to the proceeding is entitled to judgment for:

          (a)  The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation;

          or

          (b)  The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under ORS 60.584. [1987 c.52 s.136]

60.594 COURT COSTS AND COUNSEL FEES.    (1) The court in an appraisal proceeding commenced under ORS 60.591 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under ORS 60.587.

        (2)  The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts the court finds equitable:

          (a)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ORS 60.561 to 60.587; or

          (b)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

        (3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amount awarded the dissenters who were benefited. [1987 c.52 s.137]

R-B RUBBER PRODUCTS, INC.
904 East 10th Avenue
McMinnville, Oregon 97128
For the special meeting of shareholders to be held                          , 2002

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned shareholder(s) of R-B RUBBER PRODUCTS, INC. does hereby nominate, constitute and appoint                          , and each of them (with full power to act alone), true and lawful proxies and attorneys-in-fact, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote all of the shares of R-B Rubber's common stock, no par value per share, standing in the name of the undersigned on its books at the close of business on                          , 2002, at the special meeting of shareholders to be held at                                                     , Oregon, on            ,            , 2002, at                 .m., local time, and at any adjournments or postponements of the special meeting, with all of the powers the undersigned would possess if personally present, to consider and vote upon the following proposals:

1.
To approve the Agreement and Plan of Merger, dated as of August 13, 2002 among Dash Multi-Corp, Inc., a Missouri corporation, R-B Acquisition Corp., an Oregon corporation and wholly-owned subsidiary of Dash and R-B Rubber, and the transactions contemplated by that agreement. The agreement proposes that R-B Acquisition Corp. will be merged into R-B Rubber, with R-B Rubber as the surviving corporation and a wholly-owned subsidiary of Dash, Upon completion of the merger, each share of common stock owned immediately before the merger will be converted into the right to receive a cash payment of $2.80 per share as consideration, except for those shares as to which dissenters' rights of appraisal are perfected under applicable law and those shares held directly or indirectly by Dash. Shares held directly or indirectly by Dash will remain outstanding after the merger and represent shares of R-B Rubber, as the surviving corporation of the merger. In addition, each holder of an option to acquire common stock with an exercise price less than $2.80 per share will be entitled to receive, for each option, the difference between $2.80 and the exercise price of the option multiplied by the number of shares covered by the option, as set forth in detail in the accompanying proxy statement.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

2.
To transact any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

The board of directors unanimously recommends a vote "FOR" approval of the merger agreement and the transactions contemplated by that agreement.

        The undersigned hereby revokes any other proxies to vote at the meeting and hereby ratifies and confirms all that the proxies and attorneys-in-fact, or each of them, appointed hereunder may lawfully do by virtue hereof. Said proxies and attorneys-in-fact, without limiting their general authority, are specifically authorized to vote in accordance with their best judgment with respect to all matters incident to the conduct of the special meeting.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given herein, this proxy will be voted "FOR" the proposals listed above.

Please promptly complete, date, sign and mail this proxy.
Return using the envelope provided.

Check appropriate box Indicate changes below:	Address Change? ☐ Name Change? ☐
Name of Shareholder (Please print clearly)		Signature(s) In Box
Number of Shares

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same shares, any one of them may sign this proxy card. If the shareholder is a corporation, this proxy card must be signed by a duly authorized officer or attorney of the shareholder.

By signing this proxy card, you acknowledge receipt of the notice of special meeting and the proxy statement, dated                          ,                           , 2002, relating to the special meeting.

QuickLinks

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON INTRODUCTION

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY TERM SHEET
Please do not send in any stock certificates or option agreements at this time.
FORWARD-LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA (in thousands, except per share data)
SPECIAL FACTORS
MEETING INFORMATION
TERMS OF THE PROPOSED MERGER
R-B RUBBER PRODUCTS, INC.
DASH MULTI-CORP., INC.
R-B ACQUISITION CORP.
STOCK OWNERSHIP OF R-B RUBBER PRODUCTS, INC.
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE

AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE ONE TERMS OF MERGER AND CLOSING
ARTICLE TWO REPRESENTATIONS AND WARRANTIES OF RBBR
ARTICLE THREE REPRESENTATIONS AND WARRANTIES OF DASH AND ACQUISITION CORP
ARTICLE FOUR AGREEMENTS OF RBBR
ARTICLE FIVE AGREEMENTS OF DASH AND ACQUISITION CORP
ARTICLE SIX AGREEMENTS OF RBBR, DASH AND ACQUISITION CORP
ARTICLE SEVEN CONDITIONS PRECEDENT TO MERGER
ARTICLE EIGHT TERMINATION OR ABANDONMENT
ARTICLE NINE GENERAL
ANNEX B OPINION OF GRACE & CO.
ANNEX C
OREGON DISSENTERS' RIGHTS STATUTE (RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES)
(PROCEDURE FOR EXERCISE OF RIGHTS)
(JUDICIAL APPRAISAL OF SHARES)
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS